Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

between

AOL INC.

and

DIGITAL SKY TECHNOLOGIES LIMITED

Dated as of April 28, 2010

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

EXHIBIT A Release

EXHIBIT B Transition Services Agreement

EXHIBIT C License Agreement

EXHIBIT D Professional Services Agreement

-iii-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of April 28, 2010, between AOL Inc., a Delaware corporation (“Seller”), and Digital Sky Technologies Limited, a British Virgin Islands company (“Purchaser”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, AOL Advertising Inc., a Delaware corporation and a wholly-owned subsidiary of Seller (“Seller Subsidiary”), owns all the issued and outstanding limited liability company interests (the “Securities”) of ICQ LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company and its Subsidiary, ICQ Ltd., an Israeli company (the “Company Subsidiary”) are engaged in the international business of providing online, real-time communication services (including desktop and mobile) and products (including instant messaging, text, video and voice services as well as various entertainment and community products), and software related to such services and products, in each case, under the ICQ brand as currently conducted by Seller, the Company and the Company Subsidiary (the “Business”); and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Securities of the Company, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings ascribed to them in this Section 1.1.

“Accounting Referee” shall have the meaning set forth in Section 2.3(b).

“Acquisition Proposal” shall have the meaning set forth in Section 5.9(a).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Aggregate Cap” shall have the meaning set forth in Section 7.2(a).

“Aggregate Purchase Price” shall have the meaning set forth in Section 2.2.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“AIM/ICQ Interop Period” shall have the meaning set forth in Section 5.10(c).

“Allocation Schedule” shall have the meaning set forth in Section 2.7.

“Antitrust Regulations” shall have the meaning set forth in Section 3.2(b).

“Assets” means all assets and properties, real and personal, and tangible and intangible.

“Books and Records” shall have the meaning set forth in Section 5.5(d).

“Business” shall have the meaning set forth in Recitals to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are permitted or required by Law to close.

“Cap” shall have the meaning set forth in Section 7.2(a).

“Chosen Courts” shall have the meaning set forth in Section 9.10.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Cash” means all cash and cash equivalents of the Company and the Company Subsidiary as of the close of business on the day before the Closing Date, as determined without giving effect to the transactions contemplated by this Agreement and in accordance with GAAP consistently applied.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the Indebtedness of the Company and the Company Subsidiary as of the Closing Date, as determined without giving effect to the transactions contemplated by this Agreement and in accordance with GAAP consistently applied.

“Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Closing Statement Response Notice” shall have the meaning set forth in Section 2.3(a).

“Closing Working Capital” means the consolidated current assets of the Company and the Company Subsidiary less the consolidated current liabilities of the Company and the Company Subsidiary as of the close of business on the day before the Closing Date, all determined without giving effect to the transactions contemplated by this Agreement and, subject to Section 2.3(a), in accordance with GAAP consistently applied; provided, however, that notwithstanding the foregoing, Closing Working Capital shall specifically exclude (a) Closing Cash, (b) the current portion of any Closing Indebtedness and (c) any and all Tax assets and Tax liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Company Employee” means any current or former employee, director or independent contractor of the Company or the Company Subsidiary.

“Company Intellectual Property” means all Intellectual Property Rights owned by the Company or Company Subsidiary or used by the Company or Company Subsidiary in the Business.

“Company Interoperability Trademarks” shall have the meaning set forth in Section 5.10(d).

“Company Material Adverse Effect” means (a) any result, occurrence, fact, change, event or effect (“Effect”) that has, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, earnings, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiary, taken as a whole, or (b) a material impairment on the ability of Seller to execute, deliver and perform this Agreement and to timely consummate the transactions contemplated hereby and any documents delivered or entered into in connection herewith; provided that none of the following shall be deemed, either alone, or in combination, to constitute, or be taken into account when determining whether there has occurred, a Company Material Adverse Effect: any Effect resulting from or arising out of (i) the public announcement of the entering into this Agreement or the pendency of the transactions contemplated hereby or the identity of the Purchaser (including in this exception any resignation of senior management or other key employees due to the involvement of Purchaser in the transactions contemplated by the Transaction Documents or Purchaser’s plans with respect to the Business (or lack thereof) but excluding from this exception resignations due to the fact of a change of control at the Business irrespective of the buyer or in the ordinary course, so long as Purchaser has used commercially reasonable efforts to cause the employees of the Business to remain), (ii) changes in national or world economies or financial markets or changes in general economic or business conditions, including prevailing interest rates and credit market conditions (other than those that have had a materially disproportionate adverse Effect on the Company and the Company Subsidiary, taken as a whole, relative to other industry participants), (iii) general conditions in any industry in which the Business is currently conducted (other than those that have had a materially disproportionate adverse Effect on the Company and the Company Subsidiary, taken as a whole, relative to other industry participants), (iv) any natural disaster, acts of terrorism, military action or war (whether or not declared) or any escalation or worsening thereof (other than those that have had a materially disproportionate adverse Effect on the Company and the Company Subsidiary, taken as a whole, relative to other industry participants), (v) the failure of the Company and the Company Subsidiary to meet any projections, forecasts or budgets in and of itself (and not the underlying causes of such failure unless they are otherwise expressly excluded in clauses (i) through (vii) of this definition), (vi) any change in any applicable Law or GAAP or interpretation thereof or (vii) taking or not taking any actions expressly required by the Transaction Documents, or at the prior written request of, or due to the refusal of prior written consent from (to the extent such consent is expressly required by the Transaction Documents), Purchaser.

“Company Plans” means each plan, scheme, fund or arrangement that provides Retirement Benefits, and each severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy under which any Company Employee has any present or future right to benefits and under which the Company or the Company Subsidiary has any present or future liability.

“Company Subsidiary” shall have the meaning set forth in the Recitals to this Agreement.

“Company Trademarks” shall have the meaning set forth in Section 5.10(b).

“Confidential Information” shall have the meaning set forth in Section 5.2(b).

“Consent” shall have the meaning set forth in Section 5.3(a).

“Contracts” means all written or legally binding oral commitments, contracts, options, licenses, understandings, indentures and agreements (including all amendments, modifications and other supplements thereto).

“Deductible” shall have the meaning set forth in Section 7.2(c).

“Disclosure Letter” shall have the meaning set forth in the first sentence of ARTICLE III.

“Distribution Agreement” shall have the meaning set forth in Section 3.18.

“Dollars” or “$,” when used in this Agreement or any other Transaction Document, means United States dollars unless otherwise stated.

“Effect” shall have the meaning set forth in the definition of Company Material Adverse Effect.

“Environmental Claim” means any written claim, Proceeding, suit, complaint, demand, request for information, notice of violation, or notice of responsibility alleging violation of, or liability under, any Environmental Laws.

“Environmental Laws” means any applicable United States or foreign, federal, state or local Laws imposing standards regarding the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Closing Adjustment” shall have the meaning set forth in Section 2.3(c).

“Financial Statements” shall have the meaning set forth in Section 3.16.

“Free or Open Source Software” means any software (in source or object code form) licensed from a third party under (a) a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or (b) any other license that requires, as a condition of the distribution of software subject to such license, that a modification or derivative work of such licensed software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge.

“GAAP” means generally accepted accounting principles of the United States as in effect from time to time.

“Grant” shall have the meaning set forth in Section 3.22.

“Governmental Authority” shall have the meaning set forth in Section 3.3.

“Guarantee Agreement’ shall have the meaning set forth in Section 3.16(c).

“Hazardous Materials” means any material regulated, defined or identified as a pollutant or contaminant, or as toxic or hazardous, pursuant to any Environmental Law.

“Higher Threshold” means the amount of Purchaser Losses arising from any single Effect or a series of related or substantially similar Effects to the extent such Purchaser Losses exceed thirty thousand dollars ($30,000) individually.

“ICQ Software” shall have the meaning set forth in Section 5.10(g).

“Indebtedness” means, without duplication (a) all indebtedness for borrowed money, whether current or funded, secured or unsecured; (b) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company or the Company Subsidiary which have been endorsed by them for collection in the ordinary course of business); (d) all amounts drawn under outstanding letters of credit; (e) all interest rate swap, derivative or similar arrangements; (f) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and checks payable to the Company or the Company Subsidiary which have been endorsed by them for collection in the ordinary course of business); (g) all obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (h) all obligations secured by liens on Assets acquired by the Company or the Company Subsidiary, whether or not such obligations were assumed by the Company or the Company Subsidiary at the time of acquisition of such Assets; (i) all obligations of a type referred to in clauses (a)-(h) above which is directly or indirectly guaranteed by the Company or the Company Subsidiary or which the Company or the Company Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (j) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and Taxes associated with the payment of any such amount.

“Indemnified Party” shall have the meaning set forth in Section 7.2(e).

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Intellectual Property Rights” means all worldwide intellectual property rights, including: (a) patents, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”), (b) rights under applicable trade secrets laws and regulations in each of the following: know-how, confidential or proprietary information, algorithms, data (including user related data but excluding Personal Data), designs, processes, drawings, blueprints, flow charts, models, strategies, techniques, source code and source code documentation (collectively, “Trade Secrets”), (c) copyrights in both published and unpublished works, including without limitation, copyrights in all compilations, design rights and database rights, computer programs, manuals and other documentation, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”), (d) rights in each of the following: trademarks, service marks, trade dress, logos and other source indicators and the goodwill and all common law rights relating thereto (“Trademarks”), (e) all rights in domain names, (f) all registrations, applications, divisions, continuations, continuations-in-part, re-issues, re-examinations, renewals and foreign counterparts for any of the foregoing items (“Registered IP”) and (g) the right to bring claims of infringement and misappropriation of the foregoing against third parties. For clarity, the foregoing definition refers only to intangible legal rights, and does not include any personal property, equipment or media in which any of the foregoing are embodied.

“IT Systems” means personal property, equipment and physical or electronic media relating to communications and computer systems, including computer hardware, networks and peripherals. For clarity, IT Systems does not include any Intellectual Property Rights related to or embodied in any of the foregoing items.

“ITA” shall have the meaning set forth in Section 2.8(a).

“ITA Withholding Certificate” shall have the meaning set forth in Section 2.8(c).

To “the knowledge of” a Party or a Party’s “knowledge” means, with respect to Seller, the actual knowledge of the Persons identified on Section D of the Disclosure Letter, and with respect to Purchaser, the actual knowledge of all directors and officers of Purchaser.

“Law” means any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Lease” means a lease, sublease, license or other agreement of the Company or the Company Subsidiary regarding the use or occupancy of real property.

“Leased Assets” shall have the meaning set forth in Section 3.18.

“Liabilities” means all liabilities, obligations, guarantees, commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, accrued or fixed, absolute or contingent, or matured or unmatured.

“License Agreement” shall have the meaning set forth in Section 5.6.

“Licensed Assets” shall have the meaning set forth in Section 3.18.

“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, defect in title, pledge, lien (including any lien for unpaid Taxes), claim, charge, security interest, option or any restriction or other encumbrance of any kind (excluding transfer restrictions under any applicable securities Laws).

“Losses” means Purchaser Losses or Seller Losses, as the case may be.

“Lower Threshold” means the amount of Purchaser Losses arising from any single Effect or a series of related or substantially similar Effects to the extent such Purchaser Losses exceed fifteen thousand dollars ($15,000) individually.

“Manager” shall mean a manager as such term is used in the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq. and a “Director” as such term is used in the Limited Liability Company Agreement dated as of November 27, 2007 by Advertising.com, Inc., and shall only refer to a person only in such capacity and shall not refer to employees generally or refer to a person in such person’s employment capacity.

“Material Contract” shall have the meaning set forth in Section 3.6(a).

“New Plan” shall have the meaning set forth in Section 5.6(c).

“Order” shall have the meaning set forth in Section 3.7.

“Outer Date” means the four (4) month anniversary date of the date of this Agreement; provided, however, that if the conditions in Section 6.1(b) have not yet been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled by such date, then the Outer Date shall automatically be extended to the twelve (12) month anniversary date of the date of this Agreement.

“Owned Assets” shall have the meaning set forth in Section 3.18.

“Party” and “Parties” shall have the respective meanings set forth in the Preamble to this Agreement.

“Patent Security Agreement” shall have the meaning set forth in Section 3.16(c).

“Permits” shall have the meaning set forth in Section 3.14.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due and payable, being contested in good faith by appropriate Proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (c) Liens of landlords under any Leases and (d) with respect to any real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way or other similar restrictions, (ii) any conditions that may be shown by a current survey, (iii) zoning, building, subdivision or other similar requirements or restrictions and (iv) Liens that do not materially affect the use of the underlying assets of the Company or the Company Subsidiary for the purpose they are being utilized on the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended).

“Personal Data” means any and all data that concerns an identified and/or identifiable individual natural person who is a registered user of the Company’s Products.

“Post-Closing Portion” shall have the meaning set forth in Section 7.1(d).

“Post-Signing Material Contracts” shall have the meaning set forth in Section 3.6(b).

“Pre-Closing Portion” shall have the meaning set forth in Section 7.1(d).

“Pre-Closing Service” shall have the meaning set forth in Section 5.6(b).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 5.12(b).

“Preparation Period” shall have the meaning set forth in Section 2.3(a).

“Proceeding” means any claim, demand, action, arbitration, mediation, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, alternative dispute resolution, judicial, administrative or investigative).

“Products” means those software products and related services currently being provided by the Company and the Company Subsidiary in the conduct of the Business, including any content incorporated in, linked to, bundled with or otherwise used in such products and/or services.

“Professional Services Agreement” shall have the meaning set forth in Section 5.7.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchase Price Bank Account” means a bank account in the United States to be designated by Seller in a written notice to Purchaser at least five (5) Business Days before the Closing.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 7.1(a).

“Purchaser Losses” shall have the meaning set forth in Section 7.1(a).

“Purchaser Material Adverse Effect” means a material impairment on the ability of Purchaser to execute, deliver and perform this Agreement and to timely consummate the transactions contemplated hereby and any documents delivered or entered into in connection herewith.

“Purchaser Specified Reps” shall have the meaning set forth in Section 7.2(d).

“Real Property” shall have the meaning set forth in Section 3.5(a).

“Registered IP” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).

“Retained Benefits” shall have the meaning set forth in Section 3.18.

“Retained Services” shall have the meaning set forth in Section 3.18.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefits provided or to be provided on or after retirement (including early retirement), death or disability, in respect of a Company Employee’s employment or services with the Company or the Company Subsidiary, but excluding benefits provided under an arrangement, the sole purpose of which is to provide benefits on the accidental injury or death of a Company Employee.

“Review Period” shall have the meaning set forth in Section 2.3(a).

“Securities” shall have the meaning set forth in the Recitals to this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning set forth in Section 3.16(c).

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Corporate Policies” shall have the meaning set forth in Section 5.10.

“Seller Indemnified Party” shall have the meaning set forth in Section 7.1(b).

“Seller Interoperability Trademarks” shall have the meaning set forth in Section 5.10(c).

“Seller Losses” shall have the meaning set forth in Section 7.1(b).

“Seller Specified Reps” shall have the meaning set forth in Section 7.2(d).

“Seller Subsidiary” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Trademarks” shall have the meaning set forth in Section 5.10(a).

“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person means any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be

(either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests of such corporation, partnership or other legal entity or (b) is entitled to vote for the election of at least a majority of the members of the board of directors or other governing body of such corporation, partnership or other legal entity.

“Subsidiary Price” shall have the meaning set forth in Section 2.7.

“Target Working Capital” means three hundred fifty thousand dollars ($350,000.00).

“Tax” or “Taxes” means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, stamp, value added, assessment, unclaimed property, gains, license, excise, franchise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed thereon by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document, filed or required to be filed with respect to Taxes, including any schedule, statement, information or attachment thereto, and including any amendment thereof.

“Trademark” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Transaction Documents” shall have the meaning set forth in Section 3.2(a).

“Transfer Taxes” shall have the meaning set forth in Section 5.12(a)(i).

“Transition Services Agreement” shall have the meaning set forth in Section 5.7.

“Withholding Trust” shall have the meaning set forth in Section 2.8(c).

1.2 Rules of Construction.

(a) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words “include,” “including,” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Purchaser, Seller shall be deemed to have satisfied such obligation if Seller or its representatives made such information or document available in the on-line data room or delivered or provided such information or document to any officer of Purchaser or any of Purchaser’s representatives.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Securities. Upon the terms and subject to the conditions in this Agreement, at the Closing, Seller shall, and shall cause the Seller Subsidiary to, sell, assign and transfer to Purchaser, and Purchaser shall purchase, the Securities free and clear of all Liens.

2.2 Purchase Price. The aggregate purchase price for the Securities shall be $187,500,000 (the “Aggregate Purchase Price”), as adjusted pursuant to provisions of Section 2.3 below (as so adjusted, the “Purchase Price”).

2.3 Purchase Price Adjustments.

(a) Post-Closing Estimates. Within one hundred and twenty (120) days following the Closing Date (the “Preparation Period”), Seller shall prepare and deliver to Purchaser a statement (the “Closing Statement”) setting forth Seller’s calculation of (i) the Closing Cash, (ii) the Closing Indebtedness and (iii) the Closing Working Capital, in each case along with reasonable supporting detail to evidence the calculation of such amount. During the Preparation Period, Purchaser shall, and shall cause the Company and Company Subsidiary to, provide Seller and its representatives with reasonable access to its officers, employees, agents and other personnel to the extent reasonably necessary to enable the Seller to prepare, deliver and verify the Closing Statement and the information contained therein. The Closing Statement shall be prepared on a basis consistent with the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Financial Statements and, in the case of the Closing Working Capital, such accounting methodologies, practices, estimation techniques, assumptions and principles used in establishing the Target Working Capital. Purchaser and its representatives shall have ninety (90) days following its receipt of the Closing Statement and the supporting detail (the “Review Period”) to review the same. During the Review Period, Seller shall provide Purchaser and its representatives with reasonable access, during normal business hours and in a non-disruptive manner, to its and the Seller’s officers, employees, agents and other personnel to the extent reasonably necessary to enable the Purchaser to review and verify the Closing Statement and the information contained therein. On or before the expiration of the Review Period, Purchaser shall deliver to Seller a written statement accepting or objecting to the Closing Statement (the “Closing Statement Response Notice”). If Purchaser does not deliver a Closing Statement Response Notice to Purchaser within the Review Period, Purchaser shall be deemed to have accepted the Closing Statement in its entirety.

(b) Disputes. In the event that Purchaser objects to all or any portion of the Closing Statement within the Review Period, Purchaser and Seller shall promptly meet and in good faith attempt to resolve such objections. Any such objections which cannot be resolved between Purchaser and Seller within thirty (30) days following Seller’s receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 2.3(b). Should Seller and Purchaser not be able to resolve such objections set forth in the Closing Statement Response Notice within the thirty (30) day period described above, either Party may submit the matter to an internationally recognized accounting firm mutually acceptable to the Parties (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of the submission of the dispute to the Accounting Referee, and to resolve any objections consistent with the terms of this Agreement, including making the calculations in accordance with the definitions of Closing Cash, Closing Indebtedness and Closing Working Capital, as applicable, as set forth in this Agreement. The Accounting Referee shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Closing Statement Response Notice, and all determinations shall be based solely on the presentations of Purchaser and Seller and their respective representatives, and not by independent review. In resolving any disputed item, the Accounting Referee: (i) shall be bound by the principles set forth in this Section 2.3(b), (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party and (iii) shall not increase the total purchase price adjustment more than the increase proposed by the Seller nor decrease the total purchase price adjustment more than the decrease proposed by the Purchaser, as applicable. The Accounting Referee shall deliver a statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to the Accounting Referee, which resolution, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal; provided, however, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction (as set forth in Section 9.10), but only if and to the extent that the Accounting Referee is found by such court of competent jurisdiction to have made mathematical errors with respect to its determination or failed to follow the principles set forth in this Section 2.3(b). The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee. The Accounting Referee may not award damages or penalties. The fees and costs of the Accounting Referee, if one is required, shall be payable by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Referee.

(c) Post-Closing Adjustments. The Purchase Price payable by Purchaser to Seller shall be (i) increased by the amount of Closing Cash as finally determined by this Section 2.3, (ii) increased or decreased by the amount, if any, by which Closing Working Capital as finally determined pursuant to this Section 2.3 exceeds Target Working Capital or Target Working Capital exceeds Closing Working Capital as finally determined pursuant to this Section 2.3, respectively (provided that no adjustment to the Purchase Price shall be made pursuant to this clause (ii) if such adjustment would result in an increase or decrease of less than two hundred fifty thousand dollars ($250,000.00)), and (iii) decreased by the Closing Indebtedness as finally determined pursuant to this Section 2.3. The foregoing adjustments shall be aggregated for purposes of determining any amounts that may be due from Purchaser to Seller or Seller to Purchaser pursuant to this Section 2.3(c) (any adjustment to the purchase price pursuant to this Section 2.3(c), the “Final Closing Adjustment”).

(d) Payments. In the event that the Final Closing Adjustment is a negative adjustment to the Purchase Price, Seller shall pay to Purchaser an amount in cash equal to the Final Closing Adjustment within five (5) Business Days of the final determination of the Final Closing Adjustment. In the event the Final Closing Adjustment is a positive adjustment to the Purchase Price, Purchaser shall pay to Seller an amount in cash equal to the Final Closing Adjustment within five (5) Business Days of the final determination of the Final Closing Adjustment. Any Final Closing Adjustment shall be made by wire transfer in immediately available funds. With respect to any accounts receivable included in Closing Working Capital that are payable to the Seller or one of its Subsidiaries (other than the Company and the Company Subsidiary), the Seller shall cause amounts received in respect of such receivables to be paid to Purchaser (or, at Purchaser’s option, to the Company or the Company Subsidiary) promptly upon receipt and, at Purchaser’s cost and expense, Seller shall take such reasonable actions to collect any such receivables as Purchaser shall request. With respect to any accounts payable included in Closing Working Capital that are payable by Seller or one of its Subsidiaries (other than the Company and the Company Subsidiary), the Purchaser shall assume and pay such payables when due.

2.4 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Securities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Simpson Thacher & Bartlett LLP, 1155 F Street N.W., Washington, DC 20004 at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in ARTICLE VI or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing.

2.5 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) an assignment agreement, or other appropriate transfer forms, in respect of the Securities duly completed and executed in favor of Purchaser or its nominee in a form reasonably satisfactory to Purchaser;

(b) executed counterparts to the Transition Services Agreement;

(c) executed counterparts to the License Agreement;

(d) executed counterparts to the Professional Services Agreement;

(e) a receipt for the Aggregate Purchase Price;

(f) executed counterparts to the mutual release of claims in the form of Exhibit A attached hereto (the “Release”) executed by Seller and the Seller Subsidiary;

(g) a certificate of good standing (or other equivalent documents) of the Company issued not earlier than five (5) Business Days prior to the Closing Date;

(h) a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 6.3; and

(i) a certificate of the Secretary of Seller certifying as to (i) true, correct and complete copies of the certified Certificate of Formation of the Company and the Limited Liability Company Agreement of the Company, (ii) the organizational documents of the Company Subsidiary and (iii) the resolutions of the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby.

2.6 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) the Aggregate Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) executed counterparts to the Transition Services Agreement;

(c) executed counterparts to the License Agreement;

(d) executed counterparts to the Professional Services Agreement;

(e) executed counterparts to the Release; and

(f) a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Section 6.2.

2.7 Allocation of Purchase Price. Seller and Purchaser agree to allocate two million, six hundred thousand dollars ($2,600,000) to the shares of the Company Subsidiary (the “Subsidiary Price”) and to allocate the remainder of the Purchase Price (and all other capitalizable costs) among the other Assets of the Company for all Tax purposes in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Seller, such Allocation Schedule subject to Purchaser’s review and consent and prepared in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder and consistent with the methodology agreed to in writing by Seller and Purchaser prior to the Closing; provided, however, that in the event that Seller and Purchaser cannot reach agreement with respect to the Allocation Schedule within ninety (90) days of the Closing, the Accounting Referee shall resolve any disputed portion of the Allocation Schedule; provided further, that the Subsidiary Price shall be adjusted to the amount allocated by the ITA, if different. The costs related to having the Accounting Referee prepare the Allocation Schedule shall be borne equally by Purchaser and Seller. Seller and Purchaser agree to file or cause to be filed all Tax Returns in respect of the assets of the Company in a manner consistent with the Allocation Schedule and to take no position for Tax purposes inconsistent with the Allocation Schedule, in each case unless required otherwise by a final determination of a competent taxing authority.

2.8 Withholding.

(a) Subject to Section 2.8(b), Purchaser shall be entitled to deduct and withhold from the Aggregate Purchase Price (but calculated based on the Subsidiary Price) such amounts as Purchaser is required to deduct or withhold therefrom under Israeli Law, unless Seller provides Purchaser, at least three (3) Business Days before Closing, with an ITA Withholding Certificate (as defined below) in respect of such payment, in which case Purchaser shall be entitled to deduct and withhold from the Aggregate Purchase Price only such amounts as Purchaser is required to deduct and withhold pursuant to such ITA Withholding Certificate. To the extent that such amounts are so withheld by Purchaser, except as otherwise provided in this Section 2.8, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Purchaser shall hold such withheld amounts in trust for the Seller until paid to the Israeli Taxing Authority (“ITA”) and shall cause any such withheld amounts to be paid to the ITA in accordance with Israeli Law in any event not earlier than three (3) Business Days prior to the last day on which such payment is required. Except as set forth in Section 2.8(b), upon receipt of an ITA Withholding Certificate from Seller, Purchaser shall promptly release to Seller any such withheld amounts not required by such ITA Withholding Certificate to be paid to the ITA. If Purchaser so withholds amounts and pays them to the ITA with respect to the Seller, Purchaser shall furnish to the Seller evidence of such withholding and payment.

(b) Notwithstanding Section 2.8(a), to the extent that the Valid Withholding Certificate expressly provides that Purchaser is permitted to remit such withheld amounts to a trustee instead of the ITA and, after such transfer, Purchaser would have no liability under Israeli Law with respect to Israeli withholding Tax or other costs in connection with the transactions contemplated by this Agreement, then Purchaser shall release to the Withholding Trust any such withheld amounts (or such applicable portion thereof) in accordance with an ITA Withholding Certificate received at least three (3) Business Days prior to the last day on which the amounts so withheld must be paid to the ITA; provided that the costs, expenses and Liabilities of any such trustee or arrangement shall be borne solely by Seller.

(c) For the purpose of this Agreement, an “ITA Withholding Certificate” shall mean any certificate or other ruling, order or decision issued by the ITA in respect of Israeli withholding Tax in respect of the sale of the Securities pursuant to this Agreement and shall include a ruling allowing the transfer of any such Israeli withholding Tax amount to a trust or similar arrangement (“Withholding Trust”). Purchaser and Seller shall cooperate in good faith to obtain any such ITA Withholding Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, subject to the disclosures and exceptions set forth in the disclosure letter delivered by Seller to Purchaser on the date hereof (the “Disclosure Letter”), as follows:

3.1 Valid Existence. Each of Seller, Seller Subsidiary, the Company and the Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization. Each of Seller, Seller Subsidiary, the Company and the Company Subsidiary has the requisite corporate, limited liability company or similar power and authority to enter into this Agreement and the Transaction Documents, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2 Proper Authority.

(a) This Agreement and the other agreements, instruments and documents to be executed and delivered in connection herewith, including the License Agreement, the Release, the Professional Services Agreement and the Transition Services Agreement (collectively, with this Agreement, the “Transaction Documents”), to which Seller, Seller Subsidiary, the Company or the Company Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller, Seller Subsidiary, the Company or the Company Subsidiary, as applicable, by all requisite corporate, limited liability company or other action prior to the Closing. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller, Seller Subsidiary, the Company and the Company Subsidiary, as applicable, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller, Seller Subsidiary, the Company and the Company Subsidiary, as applicable, enforceable against each of them in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at law) and the implied covenant of good faith and fair dealing.

(b) Except for required filings under any applicable Laws relating to antitrust or competition, including, without limitation, any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Regulations”) and compliance with any applicable securities laws, the execution and delivery of this Agreement and the other Transaction Documents by Seller, Seller Subsidiary, the Company and the Company Subsidiary, the performance by each of them of their obligations hereunder and thereunder and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Seller, Seller Subsidiary, the Company and the Company Subsidiary, (ii) except as set forth on Section 3.2(b)(ii) of the Disclosure Letter, result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of any Lien under, in any material respect, any Contracts of the Company or the Company Subsidiary or by which any of their respective Assets are bound, or (iii) violate, conflict with or result in any breach under, in any material respect, any provision of any Law applicable to Seller.

3.3 Governmental Approvals and Consents. Except for any requirements under any Antitrust Regulations, no material Consent, order, or license from, notice to or registration, declaration or filing with, any United States or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of Seller, Seller Subsidiary, the Company or the Company Subsidiary in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such Consents, orders, licenses, filings or notices which have been or will be obtained as of the Closing Date and remain in full force and effect.

3.4 Capitalization; Ownership of Securities; Company Subsidiary.

(a) The Securities are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, organizational documents of the Company or any Contract to which the Company is a party or bound, and have been issued in compliance of applicable securities Laws. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Securities or obligating Seller, Seller Subsidiary, the Company or the Company Subsidiary to issue or sell any limited liability company interests in, or any other interest in, the Company. The Securities constitute all the issued and outstanding limited liability company interests of the Company and are owned of record by Seller Subsidiary free and clear of all Liens.

(b) The capital stock of the Company Subsidiary is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or similar rights created by statute, organizational documents of the Company Subsidiary or any Contract to which the Company Subsidiary is a party or bound, and has been issued in compliance of applicable securities Laws. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company Subsidiary or obligating Seller, Seller Subsidiary, the Company or the Company Subsidiary to issue or sell any capital stock of, or any other interest in, the Company Subsidiary. All of the capital stock of the Company Subsidiary is held by the Company free and clear of all Liens.

(c) Other than the Company Subsidiary, the Company does not, directly or indirectly, own or have the right or the obligation to acquire any capital stock or other equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock or other equity or similar interest in, any Person. The Company Subsidiary does not, directly or indirectly, own or have the right or the obligation to acquire any capital stock or other equity interest in any Person.

3.5 Real Property.

(a) Neither the Company nor the Company Subsidiary owns, or has ever owned, any real property (“Real Property”).

(b) Section 3.5(b) of the Disclosure Letter contains a true, complete and correct list of all Leases as of the date hereof. True, correct and complete copies of each Lease have been delivered, or made available, to Purchaser. Each Lease is in full force and effect and enforceable against the Company or the Company Subsidiary, as applicable, and, to the knowledge of Seller as of the date hereof, against the applicable landlord party in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at law) and the implied covenant of good faith and fair dealing. None of the Company, the Company Subsidiary or, to Seller’s knowledge as of the date hereof, the applicable landlord, is in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Lease, and no event caused by or relating to or affecting the Company or the Company Subsidiary or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a material default by the Company or the Company Subsidiary thereunder which would result in the termination or cancellation thereof, diminish the enforceability thereof, in any material respect, or otherwise contravene, conflict with or modify the material terms and requirements of any such Lease. Neither the Company nor the Company Subsidiary have received a written notice from any landlord of any default (or condition or event which, after notice or lapse of time or both, would constitute a default) under any such Lease.

3.6 Material Contracts.

(a) Section 3.6(a) of the Disclosure Letter lists each of the following Contracts to which the Company or the Company Subsidiary is a party, or by which any of its Assets are bound as of the date hereof (such Contracts being “Material Contracts”):

(i) any Contract (a) containing covenants binding upon the Company or the Company Subsidiary that restrict the ability of the Company or the Company Subsidiary to compete in any geographic area or in any other manner that is material to the Business, (b) granting any exclusive rights to make, sell or distribute products and services of the Company or the Company Subsidiary, or otherwise prohibiting or limiting in any material respect the right of the Company or the Company Subsidiary to develop, manufacture, market, sell or distribute any products or services or (c) agreeing to purchase goods or services exclusively from a specified Person; provided, however, that this subsection (i) shall not include Material Contracts that may be fully canceled by the Company or the Company Subsidiary upon notice of ninety (90) days or less without any payment, penalty or other significant obligation;

(ii) any Contract relating to Indebtedness of the Company or the Company Subsidiary;

(iii) any Contract relating to the payment by or to the Company or the Company Subsidiary of more than $200,000 in respect of customers or vendors, including all local strategic partnership agreements and revenue-sharing agreements;

(iv) any Contract relating to any single or series of related capital expenditures by the Company or the Company Subsidiary in excess of $200,000;

(v) any Contract relating to any settlement agreement of the Company or the Company Subsidiary, other than (A) releases immaterial in nature or entered into with former employees or independent contractors of the Company or the Company Subsidiary in the ordinary course of business consistent with past practice in connection with the cessation of such employee’s employment or independent contractor’s engagement with the Company or the Company Subsidiary, (B) settlement agreements for cash only (which has been paid or fully accrued for) not exceeding $200,000 as to such settlement or (C) settlement agreements under which none of the Company or the Company Subsidiary have any continuing obligations, liabilities or rights (excluding releases);

(vi) any Contract for the sale or disposition of, or which creates a Lien on, any material Assets of the Company or the Company Subsidiary;

(vii) any Contract pursuant to which the Company or the Company Subsidiary granted any significant rights in or to Intellectual Property Rights by any other Person or any IT Systems of any other Person, or any Contract pursuant to which any Person is granted rights in or to Intellectual

Property Rights or any IT Systems owned by the Company and the Company Subsidiary (in each case, other than (A) off-the-shelf software licenses, (B) generally commercially available agreements with annual fees or a one-time fee of less than $100,000 or (C) non-exclusive licenses granted to users in the ordinary course of business pursuant to end user license agreements or similar documents, forms of which have been provided to Purchaser);

(viii) any Contract with any Governmental Authority or, to Seller’s knowledge, any Contract which is a sub-contract to any third party’s Contract with any Governmental Authority;

(ix) any Contract in which the Company or the Company Subsidiary has granted a “most favored nation” provision;

(x) any joint venture, partnership, manufacturer, development or supply agreement or other similar agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company or the Company Subsidiary with any other Person;

(xi) any Contract with Seller, the Seller Subsidiary or any of their Affiliates;

(xii) any revocable or irrevocable power of attorney granted by the Company or the Company Subsidiary to any Person for any purpose whatsoever;

(xiii) any Contract pursuant to which the Company or the Company Subsidiary has undertaken to indemnify any of its directors, officers or other employees; and

(xiv) any other Contract involving more than $200,000 and not entered in the ordinary course of business consistent with past practice.

(b) Each Material Contract and each Contract entered into after the date hereof that would have been a Material Contract if in existence on the date hereof (the “Post-Signing Material Contracts”) is a valid, binding and enforceable obligation of the Company or the Company Subsidiary, as applicable, and, to Seller’s knowledge, the other parties thereto in accordance with its terms and conditions, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a Proceeding in equity or at law) and the implied covenant of good faith and fair dealing. Neither the Company nor the Company Subsidiary nor, to Seller’s knowledge as of the date hereof, any other party to any of the Material Contracts or Post-Signing Material Contracts is in material default under or in material violation of such Material Contract or Post-Signing Material Contracts, and none of Seller, Seller Subsidiary, the Company nor the Company Subsidiary has received any written notice of any default or event that with notice or lapse of time or both would constitute a material default by the Company or the Company Subsidiary under any Material Contract or Post-Signing Material Contracts. Except as set forth on Section 3.6(b) of the Disclosure Letter, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a material default under or a material violation of any Material Contract or Post-Signing Material Contracts by the Company, the Company Subsidiary or any other party to such Material Contract or Post-Signing Material Contracts or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Asset or any of the equity interests of the Company or the Company Subsidiary, or would require a Consent thereunder. Seller has made available to Purchaser a copy of each written Material Contract or Post-Signing Material Contracts and a materially accurate description of each oral Material Contract, and none of such Material Contracts has been modified or amended in any respect, except as reflected in Section 3.6(a) of the Disclosure Letter.

3.7 Litigation. Except as set forth on Section 3.7 of the Disclosure Letter, there is no, and there has not been in the past three (3) years any, material Proceeding pending or, to Seller’s knowledge, threatened in writing against the Company or the Company Subsidiary or any of their respective officers, directors or Managers (in their capacity as such) or against Seller primarily in connection with the Business. Neither the Company nor the Company Subsidiary is, and in the past three (3) years has been, subject to any order, judgment, stipulation, injunction, decree or other decision resulting from a Proceeding involving the Company, Company Subsidiary or the Business (“Order”) of any Governmental Authority. Seller is not, and in the past three (3) years has not been, subject to any Order of any Governmental Authority relating primarily to the Business.

3.8 Intellectual Property Rights and Software.

(a) Section 3.8 of the Disclosure Letter sets forth, as of the Closing Date, a list of (i) all Registered IP owned by the Company or the Company Subsidiary and (ii) Products consisting of software owned by the Company or the Company Subsidiary, excluding any third party content or software incorporated in, linked to, bundled with or otherwise used in such Products.

(b) Except as set forth in Section 3.8(b) of the Disclosure Letter:

(i) all Registered IP listed in Section 3.8(a)(i) of the Disclosure Letter and owned by Company or the Company Subsidiary are currently in compliance with formal legal requirements (including, payment of filing and maintenance fees, timely post-registration filing of affidavits or use and incontestability, and renewal applications) are subsisting and unexpired and are not cancelled or abandoned and, to the knowledge of Seller, are valid and enforceable;

(ii)(A) the Company or the Company Subsidiary exclusively owns all right, title and interest in and to all Company Intellectual Property purported to be owned by the Company or the Company Subsidiary without payment to a third party, free and clear of all Liens other than Permitted Liens and (B) all Company Intellectual Property licensed to the Company or the Company Subsidiary by a third party (other than (x) off-the-shelf software or (y) generally commercially available software with annual fees or a one-time fee of less than $100,000), is the subject of a written license or other agreement and is free and clear of all Liens granted by the Company or the Company Subsidiary, other than Permitted Liens;

(iii) the conduct of the Business as currently conducted does not infringe on, misappropriate or violate (and in the past five (5) years has not infringed on, misappropriated or violated) the Intellectual Property Rights (other than any Patent) of any other Person, and, to the knowledge of the Seller, the conduct of the Business as currently conducted does not infringe on (and in the past three (3) years has not infringed) on any Patent of any other Person; for clarity, Section 3.8(b)(ii) and (iv) are the only representations and warranties in this Agreement regarding infringement of third party rights;

(iv) neither the Company nor the Company Subsidiary have, prior to the date hereof, received any written claim, and to the knowledge of Seller, there are no threatened written claims, that the Company or the Company Subsidiary have infringed on, violated or misappropriated any other Person’s Intellectual Property Rights (other than claims that have since been settled or resolved without any material ongoing obligations for the Company or the Company Subsidiary);

(v) there are no pending or, to the knowledge of Seller, threatened claims against the Company or the Company Subsidiary alleging that any of the Company Intellectual Property owned by the Company or the Company Subsidiary is invalid or unenforceable;

(vi) to the knowledge of Seller, no other Person is infringing on, misappropriating or violating (and in the past three (3) years has infringed on, misappropriated or violated) the Intellectual Property Rights owned by the Company and the Company Subsidiary;

(vii) neither the Company nor the Company Subsidiary are party to any settlements, covenants not to sue, consents, judgments, orders or similar obligations that: (A) restrict the Company’s or the Company Subsidiary’s rights to use any Intellectual Property Rights used in the Business, or (B) restrict the Company’s or the Company Subsidiary’s Business, in order to not infringe a third party’s Intellectual Property Rights (other than, in each case of clauses (A) and (B), settlements, covenants not to sue, consents, judgments, orders or similar obligations that have since been settled or resolved without any material ongoing obligations for the Company or the Company Subsidiary);

(viii) all current employees, consultants and contractors of the Company and the Company Subsidiary who contributed to the creation or invention of any of the Company Intellectual Property purported to be owned by the Company or the Company Subsidiary did so either (i) within the scope of his or her employment such that, subject to and in accordance with applicable law, all Intellectual Property Rights arising therefrom became the exclusive property of the Company or the Company Subsidiary, as applicable, or (ii) pursuant to written agreements assigning, all Intellectual Property Rights arising therefrom to the Company or the Company Subsidiary; and no former employee, consultant or contractor has any ownership interest in any of the Company Intellectual Property purported to be owned by the Company or the Company Subsidiary; provided that for the avoidance of doubt, the foregoing does not cover any former employees, consultants and contractors that were employed or engaged by the predecessor company of the Company;

(ix) Seller, Seller Subsidiary, the Company and the Company Subsidiary have taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets owned by the Company or the Company Subsidiary or to the knowledge of Seller, used or held for use by the Company or the Company Subsidiary in the Business;

(x)(A) except for rights, licenses or interests granted to users in the ordinary course of business under an end user license agreement or similar document (a form of which has been provided to Purchaser), neither the Company nor the Company Subsidiary has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of the Products, and (B) other than to the Seller or its Affiliates or under confidentiality agreements entered into with third parties, neither the Company nor the Company Subsidiary have provided or disclosed the source code of such Product to any Person or entity;

(xi) the Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices intentionally created by Seller, Seller Subsidiary, the Company, the Company Subsidiary or any authorized vendor of Seller, Seller Subsidiary, the Company or the Company Subsidiary that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to the Company or the Company Subsidiary or any customer, licensee or recipient and the Company uses industry standard methods to detect and prevent viruses and any software routines designed to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other similar actions (and subsequently to correct or remove such viruses) that may be present in the Products; and

(xii)(A) none of the Products contain, incorporate, link or call to Free or Open Source Software, and (B) the incorporation, linking or calling in or by any Product of any Free or Open Source Software does not obligate the Company or the Company Subsidiary to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Free or Open Source Software.

3.9 IT Systems. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 3.9 of the Disclosure Letter, the IT Systems used in the conduct of the Business are in good working order and condition and have been used and maintained substantially in accordance with industry standards and have not, as of the date hereof, suffered any material failure or disruption in the last year which has not since been remedied. To the knowledge of Seller, the IT Systems used in the conduct of the Business have the performance capabilities, processing capacity, resources, characteristics and functions needed to conduct the Business as conducted on the date hereof.

3.10 Finders; Brokers. None of Seller nor any of its Affiliates has engaged any finder, broker, agent or other intermediary who would have a claim for a fee or commission from Purchaser or any of its Affiliates, the Company or the Company Subsidiary in connection with the transactions contemplated by this Agreement and the Transaction Documents.

3.11 Tax Matters. (a) All material Tax Returns required to have been filed by or with respect to the Company or the Company Subsidiary have been timely and properly filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes with respect to the Company and the Company Subsidiary (whether or not shown to be due and payable on a Tax Return) have been timely paid or will be timely paid; (c) no deficiency for any material amount of Tax has been proposed, asserted or assessed by a Governmental Authority in writing against the Company or the Company Subsidiary that has not been satisfied by payment, settled or withdrawn; (d) there are no material Liens for Taxes on any Assets of the Company or the Company Subsidiary (other than liens described in clause (a) of definition of Permitted Liens); (e) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction; (f) all material Taxes which the Company or the Company Subsidiary was or is required to withhold or collect have been withheld and collected and have been paid over to the appropriate Governmental Authorities; (g) neither the Company nor the Company Subsidiary is a party to any material Tax sharing or Tax indemnification agreement (other than any commercial Contracts entered in the Ordinary Course of Business that do not relate primarily to Taxes but which contain only Tax sharing or Tax indemnification provisions that are customary for such Contracts); (i) for U.S. federal income tax purposes, the Company is, and has been at all times since its conversion to a limited liability company in 2007, properly treated as either a partnership or an entity that is disregarded as separate from its owner, each within the meaning of Treasury Regulations Section 301.7701-2(c); and (j) the Company has never entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

3.12 Employment and Benefits.

(a) Section 3.12(a) of the Disclosure Letter sets forth a list of each Company Plan.

(b) No Company Plan is subject to Title IV of ERISA and no unsatisfied liability or withdrawal liability under Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, or any multiemployer plan, within the meaning of Section 37(A) of ERISA, currently or formerly maintained by either the Company or the Company Subsidiary or any other entity which is considered one employer with the Company under Section 414 of the Code.

(c) With respect to each Company Plan, Seller has provided or made available to Purchaser a current summary description thereof. As soon as practicable following the date hereof, but prior to the Closing Date, Seller will deliver or make available to Purchaser copies of all documents governing the material Company Plans, including any financing vehicles underlying the Company Plans, and a list of each material insurance policy maintained by Seller with respect to any of the Company Plans. The information set forth in Section 3.12(c) of the Disclosure Letter is true, complete and correct as of the date hereof.

(d) Each of the Company Plans has been maintained, operated and administered in material compliance with its terms and the provisions of applicable Law.

(e) There are no pending or, to the knowledge of Seller, threatened claims, litigation, or Proceedings with respect to any Company Plans.

(f) Except as provided by Law or set forth on Section 3.12(f) of the Disclosure Letter, the consummation of the transactions described in this Agreement, in and of themselves, will not accelerate the time of payment or vesting or trigger any payment or funding (through a trust or otherwise) of compensation or benefits under, or materially increase the amount payable or create any other material obligation pursuant to, any of the Company Plans.

(g) In the last three (3) years, the Company and the Company Subsidiary have: (i) been in compliance in all material respects with all applicable Laws relating to employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and have not engaged in any unfair labor practices; and (ii) withheld all amounts required by Law to be withheld from the wages, salaries, and other payments to Company Employees, and are not liable for any arrears of wages or any Taxes (including any payments to the Income Tax Authorities and the National Insurance Institute required to be made by Law) or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against the Company or the Company Subsidiary regarding the foregoing, it has been fully satisfied). Neither the Company nor the Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(h) To the knowledge of Seller as of the date hereof, there is no employer-employee relationship between the Company or the Company Subsidiary and the consultants engaged by any of them, said consultants are not entitled to any rights afforded solely to employees under the labor Laws of any applicable jurisdictions, including severance pay, and said consultants have received all of the rights to which they are entitled according to applicable Laws. To the knowledge of Seller as of the date hereof, any individuals employed by manpower and outplacement companies which are engaged by the Company or the Company Subsidiary for the provision of services to the Company or the Company Subsidiary are not and shall not for purposes of any applicable Law be deemed to be employees of the Company or the Company Subsidiary, as applicable.

(i) The severance pay and accrued vacation days due to the Company’s or the Company Subsidiary’s employees are fully funded or reserved in the Company’s Financial Statements (as of their respective dates) and none of Seller, the Company nor the Company Subsidiary is aware of any circumstance whereby any specific employee is likely to demand or has threatened (whether legally entitled to or not) any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled (if at all).

3.13 Labor Matters. Neither the Company nor the Company Subsidiary is, or has been in the last three (3) years (a) a party to, or bound under applicable Law by, any collective bargaining agreement, (b) subject to an agreement which obligates it to bargain (exclusive of any notification and consultation obligations) with any trade or labor union on behalf of its employees or (c) to the knowledge of Seller as of the date hereof, the object of any attempt to organize employees for collective bargaining purposes or presently operating under an expired collective bargaining agreement. Neither the Company nor the Company Subsidiary is, or has ever been, a party to or subject to any charge, demand or petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending, or to Seller’s knowledge, threatened any material strike, dispute, walkout, work stoppage, slow-down, lockout, organizing attempt, picketing, boycott or similar activity.

3.14 Compliance with Laws. Seller, the Company and the Company Subsidiary have conducted the Business in compliance, in all material respects, with all applicable Laws. In the last three (3) years, none of Seller, the Company nor the Company Subsidiary has received any written notice or inquiry alleging any material default, breach or violation of such applicable Laws with respect to the Business. The Company and the Company Subsidiary each have all material permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, “Permits”) necessary to conduct the Business as presently conducted, and they are in compliance with all material terms of each Permit. Each Permit is in full force and effect and neither the Company nor the Company Subsidiary has received any written notice or inquiry from any Governmental Authority regarding (a) any possible violation of or failure to comply with any term or requirement of such Permit or (b) any revocation, withdrawal, suspension, cancellation, termination of or material modification to any such Permit.

3.15 Environmental Matters. (a) The Company and Company Subsidiary are in material compliance with all Environmental Laws, including the possession of, and material compliance with, all Permits required under Environmental Laws; (b) there has not been any Release by the Company or Company Subsidiary of Hazardous Materials at any Real Property owned, leased or operated by the Company or Company Subsidiary that would be reasonably likely to result in any material liability to the Company or Company Subsidiary under Environmental Laws; and (c) the Company and Company Subsidiary have not received, nor are they subject to, any unresolved Environmental Claim.

3.16 Financial Statements.

(a) The statement of assets to be acquired and liabilities to be assumed as of December 31, 2008 and 2009, statements of revenue and direct expenses for the years ended December 31, 2007, 2008 and 2009, and other financial information set forth in Section 3.16(a) of the Disclosure Letter (collectively, the “Financial Statements”) (i) have been derived from Books and Records of Seller and its Affiliates, (ii) presents fairly, in all material respects, the assets to be acquired and liabilities to be assumed and the revenue and direct expenses of the Company and the Company Subsidiary at the dates and for the periods indicated in the applicable Financial Statements and (iii) have been prepared in accordance with the principles, procedures and assumptions set forth in the Financial Statements and otherwise in accordance with GAAP, in each case consistently applied except as otherwise expressly noted therein.

(b) Neither the Company nor the Company Subsidiary has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP or in the notes thereto, other than (i) to the extent and for the amount reflected as a Liability on the Financial Statements, (ii)

Liabilities incurred since December 31, 2009 by the Company and the Company Subsidiary in the ordinary course of business consistent with past practice and (iii) Liabilities incurred in connection with the Transaction Documents and the transactions contemplated hereby.

(c) Neither the Company nor the Company Subsidiary has any Indebtedness other than (i) the Guarantee, dated as of December 9, 2009, made by the subsidiaries of Seller in favor of Bank of America, N.A., as administrative agent for the lenders party to that certain Credit Agreement dated as of December 9, 2009, among Seller, such lenders and such administrative agent (the “Guarantee Agreement”), (ii) the Security Agreement, dated as of December 9, 2009, by Seller, the Company, the Company Subsidiary and other subsidiary guarantors thereto, and Bank of America, N.A. (the “Security Agreement”) and (iii) the Patent Security Agreement, dated as of December 9, 2009, by Seller, the Company, Bank of America, N.A. and the other parties thereto (the “Patent Security Agreement”).

3.17 Absence of Changes. Except as otherwise expressly required by this Agreement or as set forth in Section 3.17 of the Disclosure Letter, since December 31, 2009 through the date hereof, Seller, Seller Subsidiary, the Company and the Company Subsidiary have conducted the Business in the ordinary course of business consistent with past practice and there has not occurred:

(a) any material increase in compensation or other remuneration payable or committed to be paid to director, officer, or employee of the Company or the Company Subsidiary, or in any benefits granted under any Company Plan with or for the benefit of any such director, officer or employee;

(b) other than in the ordinary course of business consistent with past practice, any material modification or material amendment of any Material Contract or any material modification or termination of any Permit;

(c) any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or equity interest in any Person;

(d) other than in the ordinary course of business consistent with past practice, any acquisition of any material Assets of the Company or the Company Subsidiary, or otherwise used in the Business, whether through capital spending or otherwise;

(e) other than in the ordinary course of business consistent with past practice, (i) any transfer, sale, lease, license or other disposal of, or subjecting to any Lien, any material Assets of the Company or the Company Subsidiary or (ii) any deactivation of any material products or services (or any material features thereof) of the Company or the Company Subsidiary that had previously been exploited commercially;

(f) any written or, to Seller’s knowledge, oral waiver by the Company or the Company Subsidiary of any claims or rights that involve amounts individually or in the aggregate in excess of $100,000;

(g) any material change in the Company’s or the Company Subsidiary’s respective practices with respect to the timing of the payment of accounts payable or in the collection of notes or accounts receivable in advance of or beyond the dates when the same would have been collected, other than in the ordinary course of business consistent with past practice;

(h) any material change in that method of accounting or accounting policies of the Company or the Company Subsidiary (including any changes in any estimates used in implementing such method and policies), other than those required by GAAP, or any material write-down in the accounts receivable or inventories of the Company or the Company Subsidiary;

(i)(i) any material change in Tax elections, (ii) any material amendment of any Tax Return relating to the Company or the Company Subsidiary, (iii) any material settlement or compromise with respect to any Tax controversy, Tax claim, audit or assessment, (iv) any material closing agreement with respect to any Tax, (v) any consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in the case of each of (i)-(v) above, other than in the ordinary course of business consistent with past practice;

(j) any dividend or distribution by the Company or the Company Subsidiary;

(k) any abandonment, expiration, cancellation or lapse of material Intellectual Property Rights owned by the Company or the Company Subsidiary or any grant of a license, release or covenant not to sue with respect to any Company Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, provided, that with respect to the Trademarks and domain names contributed to Company by Seller Subsidiary pursuant to that certain Contribution Agreement dated April 22, 2010 and listed in Exhibits A and B to such Contribution Agreement, the foregoing obligation shall continue on a Trademark-by-Trademark and domain name-by-domain name basis until such time as (i) the assignment of such Trademarks to the Company has been duly recorded with the applicable U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world and (ii) the domain name registration records have been updated by the applicable registrars to reflect the Company as the owner of such domain names; and

(l) any binding commitment or agreement by the Company or the Company Subsidiary to do any of the foregoing.

3.18 Assets. As of the Closing, the Owned Assets, together with (a) all Assets leased to the Company or the Company Subsidiary (collectively, the “Leased Assets”), (b) any and all Intellectual Property Rights and other Assets licensed to the Company or the Company Subsidiary (collectively, the “Licensed Assets”), (c) the rights or other benefits set forth in or contemplated by the Transition Services Agreement, the Professional Services Agreement and the License Agreement, (d) the rights or other benefits under Contracts of Seller and its Affiliates (other than the Company and the Company Subsidiary) under which the Company or the Company Subsidiary receives goods or services prior to Closing and set forth on Section 5.10 to the Disclosure Letter (such rights and other benefits, collectively, the “Retained Benefits”) and (e) services provided by Seller or any of its Affiliates (other than the Company and the Company Subsidiary) to the Company and the Company Subsidiary as set forth on Section 3.18(e) of the Disclosure Letter (such services, collectively, the “Retained Services”), will constitute all of the assets, properties, services and rights necessary for the conduct of the Business in substantially the same manner as presently conducted, subject to the terms thereof (including that the Transaction Documents contemplate changes in the manner in which the Business is currently operated). None of the Patents (as defined in the Distribution Agreement) distributed by the Company to the Seller Subsidiary pursuant to the Distribution Agreement dated April 22, 2010 (the “Distribution Agreement”) are necessary to the operation of the Business as currently conducted. The Company and the Company Subsidiary have (i) good and marketable title to all Assets reflected as being owned by them on the latest balance sheet included in the Financial Statements (subject to changes in the ordinary course of business since the date of the Financial Statements) (collectively, the “Owned Assets”), (ii) a valid leasehold interest in all of the Leased Assets and (iii) a valid license right to use all of the Licensed Assets, in each case free and clear of all Liens other than Permitted Liens or Liens contemplated by Contracts relating thereto. Upon and immediately following the Closing, each of the Company and the Company Subsidiary will continue to be vested with good and marketable title to the Owned Assets, a valid leasehold interest the Leased Assets and license right interest in the Licensed Assets, in each case free and clear of all Liens other than Permitted Lien or Liens contemplated by Contracts relating thereto. All of the tangible Owned Assets and Leased Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear). Purchaser hereby acknowledges and agrees that the Retained Benefits and the Retained Services will be retained by Seller and will not be transferred or otherwise made available to Purchaser, the Company or the Company Subsidiary in connection with the transactions contemplated by this Agreement, except as specifically set forth in the Transaction Documents.

3.19 Insurance. Set forth on Section 3.19(a) of the Disclosure Letter is a true, correct and complete list of material insurance policies currently in force covering or relating to the properties, operations or personnel maintained by the Company or the Company Subsidiary. Section 3.19(b) of the Disclosure Letter sets forth a true, correct and complete list of all insurance claims relating primarily to the Business or the Company and the Company Subsidiary currently pending and in the last three (3) years.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Disclosure Letter, neither the Company nor the Company Subsidiary is a party to any Contract or transaction with Seller or any of its Subsidiaries (other than the Company and the Company Subsidiary) or to Seller’s knowledge with any of the officers or directors of Seller entered into in their capacities as such, other than indemnification rights and similar ordinary course arrangements relating thereto.

3.21 Bank Accounts. Set forth on Section 3.21 of the Disclosure Letter is a list as of the date hereof of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and the Company Subsidiary, together with the names of all Persons who are authorized signatories or have access thereto or control thereunder on such account.

3.22 Grants. Set forth on Section 3.22 of the Disclosure Letter is complete list, as of the date hereof, of all pending and outstanding grants, incentives and subsidies, and applications therefor (collectively, “Grants”) from the government of the State of Israel or the United States or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or the Company Subsidiary, including, directly or indirectly, from the Office of the Chief Scientist of the State of Israel and the Israeli Investment Center. Purchaser has received true, correct and complete copies of all application documents for Grants submitted by the Company and the Company Subsidiary and of all letters of approval, and supplements thereto, granted to the Company. Each of the Company and the Company Subsidiary is in compliance, in all material respects, with the terms and conditions of the Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. Seller is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

3.23 Privacy.

(a) The Company and the Company Subsidiary have complied and do comply, in all material respects, with all applicable Laws and contractual obligations applicable to the collection, use and disclosure of Personal Data, including the Safe Harbors certifications relating to the Company and/or the Company Subsidiary.

(b) The Company and the Company Subsidiary have reasonable security measures in place to protect all Personal Data under their control and/or protect such Personal Data from unauthorized access by any third parties. None of Seller, the Company and the Company Subsidiary has suffered any breach in security that has permitted any unauthorized access to the Personal Data under their control in the last three (3) years.

(c) The Company and the Company Subsidiary have caused vendors to which they provide Personal Data and/or access thereto to enter into Contracts to protect such Personal Data from unauthorized access and/or unauthorized disclosure.

3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Letter) and the other Transaction Documents, neither Seller, the Company, any of their respective Subsidiaries nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Securities, the Company or the Company Subsidiary, the Business or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except for the representations and warranties contained in ARTICLE III hereof (as modified by the Disclosure Letter) and in the other Transaction Documents, Seller hereby disclaims all liability and responsibility for any other representation or warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their representatives.

ARTICLE IV

REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1 Corporate Existence. Purchaser is duly organized, validly existing and in good standing under the laws of British Virgin Islands and has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

4.2 Corporate Authority.

(a) This Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate, partnership or other action. Purchaser has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing.

(b) Except for the required filings under the applicable Antitrust Regulations, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of any Lien under, in any material respect, any Contract of Purchaser or by which any of its assets or properties are bound, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of its assets.

4.3 Governmental Approvals and Consents. Purchaser is not subject to any order, judgment, decree, stipulation, injunction or agreement with any Governmental Authority that would prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or would be reasonably likely to have a Purchaser Material Adverse Effect. Except for any requirements under any Antitrust Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices that have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have a Purchaser Material Adverse Effect.

4.4 Finders; Brokers. None of Purchaser nor any of its Affiliates has engaged any finder, broker, agent or other intermediary who would have a claim for a fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Transaction Documents.

4.5 Financial Capacity. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.6 Solvency. Purchaser (and, for the avoidance of doubt, any permitted assignee, if applicable) is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, the payment of the Purchase Price and payment of all related fees and expenses, assuming satisfaction of the conditions to Purchaser’s obligation to consummate the transactions as set forth or contemplated herein, or the waiver of such conditions, Purchaser (and, for the avoidance of doubt, any permitted assignee, if applicable) will be Solvent (as defined below). For purposes of this Section 4.6, the term “Solvent” with respect to a Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal and foreign Laws governing determinations of the solvency of debtors, and (ii) without duplication of liabilities in clause (i), the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured and (b) such Person shall have satisfied any other solvency requirements pursuant to applicable state, federal or foreign Laws.

4.7 Litigation. Purchaser is not subject to any order, judgment, stipulation, injunction, decree or agreement with any Governmental Authority that would prevent or materially interfere with or delay the consummation of the transactions contemplated by the Transaction Documents. No Proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser, which would prevent or materially interfere with or delay the consummation of the transactions contemplated hereby.

4.8 Accredited Investor. Purchaser is an “Accredited Investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, as in effect as of the date of Closing.

4.9 Investment Purpose. Purchaser is acquiring the Securities solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws. Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state securities laws and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Purchaser is able to bear the economic risk of holding the Securities for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment; provided, however, that the foregoing shall not affect the right of any Purchaser Indemnified Party under Section 7.1(a).

4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV and the other Transaction Documents, neither Purchaser nor any other Person makes any other express, implied or statutory representation or warranty on behalf of Purchaser or any of its Affiliates or representatives. Without limiting the generality of the foregoing, except for the representations and warranties contained in ARTICLE IV hereof and in the other Transaction Documents, Purchaser hereby disclaims all liability and responsibility for any other representation or warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to Seller or its Affiliates or their representatives.

ARTICLE V

AGREEMENTS OF PURCHASER AND SELLER

5.1 Operation of the Business. Except as otherwise contemplated by this Agreement or as disclosed in Section 5.1 of the Disclosure Letter, Seller covenants that until the Closing it will cause the Company and the Company Subsidiary to use commercially reasonable efforts to maintain and preserve intact the Business in all material respects. Except as disclosed in Section 5.1 of the Disclosure Letter or as required by Law, or with the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing, Seller shall cause the Company and the Company Subsidiary to continue to operate the Business in all material respects in the ordinary course of business consistent with past practice. Except as expressly contemplated by the Transaction Documents, prior to the Closing Seller shall not take actions in connection with its instant messaging businesses which are intended to adversely affect the Business to a material degree in relation to Seller’s other instant messaging businesses. Except as disclosed in Section 5.1 of the Disclosure Letter or as required by Law, without limiting the generality of the foregoing, until the Closing Seller shall not, and shall cause the Company and the Company Subsidiary not to, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), take any of the following actions:

(a)(i) transfer, sell, lease, license or otherwise convey or dispose of, or subject to any Lien other than Permitted Liens, any Assets of the Company or the Company Subsidiary, or otherwise used primarily in the Business having value in excess of $25,000 individually or $100,000 in the aggregate or (ii) deactivation of any material products or services (or any material features thereof) of the Company or the Company Subsidiary that had previously been exploited commercially;

(b)(i) grant any increase in the compensation of employees of the Company or the Company Subsidiary, except for increases in the compensation of such employees: (A) in the ordinary course of business, including in connection with promotions and on the basis of merit, or (B) as required by applicable Law or by any Company Plan or (ii) hire new employees of the Company or the Company Subsidiary with annual compensation greater than $75,000 individually or $150,000 in the aggregate;

(c) cancel, compromise, release or assign any indebtedness owed to the Company or the Company Subsidiary or any claims held by the Company or the Company Subsidiary, except for inter-company accounts or indebtedness or in the ordinary course of business consistent with past practice;

(d) terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) any Material Contract, Post-Signing Material Contract or Permit of the Company or the Company Subsidiary, except in the ordinary course of business consistent with past practice;

(e) amend the Certificate of Formation, the Limited Liability Company Agreement or other comparable charter or organizational documents of the Company or the Company Subsidiary, as applicable;

(f) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and the Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(g) make any material changes in accounting methods, principles or practices of the Company or the Company Subsidiary, except insofar as may be required by any changes in GAAP;

(h) with respect to the Company and the Company Subsidiary, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return or claim for refund, settle or consent to any material claim or assessment in respect of Taxes, enter into any closing agreement in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(i) issue or sell any limited liability company interests, capital stock or other securities of the Company or the Company Subsidiary;

(j) with respect to the Company and the Company Subsidiary, pay any dividend or other distribution on equity;

(k) settle any Proceeding before any Governmental Authority to which the Company or the Company Subsidiary is a party or which relates primarily to the Business;

(l) other than in the ordinary course of business consistent with past practice, enter into a Contract that would have been a Material Contract of the Company or the Company Subsidiary under clauses (ii), (viii), (ix), (x) (xii) and (xiii) of Section 3.6(a);

(m) with respect to the Company and the Company Subsidiary, make any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or equity interest in any Person;

(n) other than in the ordinary course of business consistent with past practice, abandon or permit the lapse of material Intellectual Property Rights owned by the Company or the Company Subsidiary or grant any license, release or covenant not to sue with respect to any Company Intellectual Property Rights;

(o) any material change in the Company’s or the Company Subsidiary’s respective practices with respect to the timing of the payment of accounts payable or in the collection of notes or accounts receivable in advance of or beyond the dates when the same would have been collected; or

(p) enter into any Contract providing for any of the foregoing.

Purchaser acknowledges and agrees that: (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company and the Company Subsidiary’s operations prior to the Closing, (ii) prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company and the Company Subsidiary’s operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate applicable anti-trust law.

5.2 Investigation of Business; Confidentiality.

(a) Subject to limitations imposed under applicable Law, until the Closing, Seller shall cause the Company and the Company Subsidiary to permit Purchaser and its authorized agents or representatives to have reasonable access to the properties, books, records (including access to information in the electronic data room (but excluding any information relating to Seller)) and the Company Employees at reasonable hours to review information and documentation and ask questions relative to the properties, books, contracts, commitments and other records of the Business; provided, that any such investigation shall only be upon reasonable notice and shall not unreasonably interfere with or disrupt the personnel and operations of Seller and its Subsidiaries, shall comply with the reasonable security and insurance requirements of Seller and its Subsidiaries, shall not include any invasive or destructive environmental testing or sampling and shall be at Purchaser’s sole risk and expense. Notwithstanding the foregoing, Seller and its Subsidiaries shall have no obligation to disclose any information (i) to the extent the disclosure of which is subject to a confidentiality obligation in favor of any third party or (ii) where such access or disclosure would waive attorney-client privilege of Seller or its Subsidiaries or contravene any Law or binding agreement. The relevant parties shall attempt in good faith to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply. All requests for access to the offices, properties, Books and Records of Seller and its Subsidiaries shall be made to such representatives of Seller or its Subsidiaries as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor any of its Affiliates, agents or representatives shall contact any of the employees, customers (including dealers and distributors), suppliers, joint venture partners or other Subsidiaries or Affiliates of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such representatives of Seller; provided, however, Seller shall be deemed to have consented in the case of the counterparties to the contracts listed in Section 5.10 of the Seller Disclosure Schedule, and shall provide reasonable assistance to Purchaser to make initial contact with such counterparties, in connection with Purchaser’s procuring the licenses and other Contracts in Section 5.10 of the Disclosure Letter. Notwithstanding the foregoing, Seller shall provide to Purchaser a copy of the index to and (excluding any information relating to Seller) the information contained in the electronic data room promptly following the Closing Date (but, in any event, within thirty (30) days following the Closing Date).

(b) The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party in connection with the negotiation of this Agreement (“Confidential Information”) shall be treated as confidential information by the Parties and their Affiliates and shall not be disclosed to any other Person for a period of three (3) years after the date hereof without the prior written consent of the other Party, except as may be required by applicable Law or by order of an applicable Governmental Authority; provided, that this Section 5.2(b) imposes no obligation on either Party with respect to information that (i) was in the receiving Party’s possession before receipt from the disclosing Party; (ii) is or becomes a matter of public knowledge through no fault of the receiving Party; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (iv) is independently developed by a representative of the receiving Party who have not had access to such information; or (v) is disclosed by the receiving Party with the written permission of the disclosing Party.

5.3 Necessary Efforts; No Inconsistent Action.

(a) Subject to Section 5.3(b) and the other terms and conditions of this Agreement, Seller and Purchaser agree (and shall cause each of its respective Affiliates) to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done and to cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Documents as soon as practicable and to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in ARTICLE VI to be satisfied, including, without limitation, all actions necessary to (i) obtain all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in Section 6.1(b), (ii) obtain all other Consents (it being understood that the failure to obtain any such Consents contemplated by this clause (ii) shall not cause the condition set forth in Section 6.3(b) to be deemed not to be satisfied and it being further understood that neither Seller nor any of its Subsidiaries shall be required to expend any money or agree to any restrictions in order to obtain any Consents) necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, (iii) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by the Transaction Documents to which it is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) execute or deliver any instruments or documents specified in this Agreement or any additional instruments necessary to consummate the transactions contemplated by the Transaction Documents, and to carry out fully the purposes of, this Agreement; provided, however, that in no event shall Seller or any of its Subsidiaries be required or expected to retain the Company or the Company Subsidiary or their respective assets or liabilities in order to comply with its obligations in respect of the foregoing. The Parties shall cooperate fully with each other to the extent necessary and permitted by applicable Law in connection with the foregoing.

(b) Purchaser and Seller shall timely and promptly make all filings which may be required for the satisfaction of the conditions set forth in Section 6.1(b) by each of them in connection with the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of Seller and Purchaser shall, in each case to the extent such filing is required or advisable, make all filings or notifications under any applicable Antitrust Regulation as promptly as practicable following the date of this Agreement and in any event no later than thirty (30) Business Days following the date of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, Purchaser agrees (and Seller agrees except with respect to clause (B) of this sentence), and shall cause each of its Subsidiaries, to take any and all actions necessary to obtain any Consents required under or in connection with any Antitrust Regulation, and to enable all waiting periods under any Antitrust Regulation to expire or to be terminated, and to avoid or eliminate each and every impediment under any Antitrust Regulation asserted by any Governmental Authority, in each case, to cause the transactions contemplated hereby to occur prior to the Outer Date, including but not limited to (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority, (B) if necessary to obtain clearance by any Governmental Authority before the Outer Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Purchaser and its Subsidiaries (including all or any portion of the Business) and any other restrictions on the activities of Purchaser and its Subsidiaries (unless such sale, divestiture, license, disposition or other restrictions, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the business, operation, assets, liabilities, earnings, condition (financial or otherwise) or results of operations of Purchaser or the Company and the Company Subsidiary, taken as a whole, or the Business) and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(d) Subject to applicable Law and except as prohibited by any representative of any applicable Governmental Authority, each of Purchaser and Seller, acting through outside counsel, agree to coordinate and cooperate fully and promptly with each other in exchanging information and providing assistance as the other Party may reasonably request in connection with any filing, submission, investigation or other inquiry related to the transactions contemplated herein; provided, however, that neither Party shall be obligated to disclose any confidential information not related to the Business and each Party shall have the option to limit access to such documents to the other Party’s attorneys should the Party deem the information contained on such documents to be highly sensitive information. Each of Purchaser and Seller shall (i) use its reasonable best efforts to respond as reasonably practicable to any inquiries received from, and requests for additional information and documentary material by, any Governmental Authority, (ii) promptly notify the other Party of any written or oral communication to that Party from any Governmental Authority, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) provide to the other Party, and permit the other Party to review and comment in advance of submission, all proposed correspondence, filings, and written communications with any Governmental Authority with respect to this Agreement and the transactions contemplated thereby, (iv) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement and the transactions contemplated hereby unless it consults with the other Party in advance and, except as prohibited by applicable Law or Governmental Authority, gives the other Party the opportunity to attend and participate thereat, and (v) in the event one Party is prohibited by applicable Law or Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto. Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the any Antitrust Regulation, except as may be prohibited or restricted by Law.

(e) Each of Purchaser and Seller shall promptly notify and keep the other advised as to (i) any material communication from or with or any Governmental Authority regarding any of the transactions contemplated hereby, (ii) any litigation or administrative proceeding pending and known to such Party, or to its knowledge threatened, which challenges, or would challenge, the transactions contemplated hereby and (iii) any event or circumstance which, to its knowledge, would constitute a breach of its respective representations and warranties in this Agreement such that a closing condition would not be satisfied. Subject to the provisions of ARTICLE VIII hereof, Seller and Purchaser shall not take any action inconsistent with their obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.4 Public Disclosures. Unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s (or such Party’s parent’s) stock is traded or quoted, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior approval of the other Party. If in the judgment of either Party such a news release or public announcement is required by Law or the rules or regulations of any stock exchange on which such Party’s (or such Party’s parent’s) stock is traded, the Party intending to make such release or announcement shall provide prior written notice to the other Party of the contents of such release or announcement and shall consult with the other Party with respect thereto and consider all reasonable comments of the other Party relating to such disclosure. In connection with the execution of this Agreement the Parties shall consult each other with respect to a news release announcing the transactions contemplated by this Agreement, which shall be subject to the consent of the other Party which consent shall not be unreasonably withheld.

5.5 Access to Records and Personnel.

(a) Exchange of Information. Following the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access, during normal business hours and in a non-disruptive manner, to the other Party’s employees and to any books, records, documents, files and correspondence relating to the Business in the possession or under the control of the other Party that is necessary for the requesting Party to (i) comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) comply with its obligation under this Agreement; provided, however, that in the event that any Party determines that any such provision of information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client, or other similar privilege, the Parties shall take all reasonable measures to permit, to the extent reasonably practicable, the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Financial and Other Information. After the Closing, each Party shall provide, or cause to be provided, to the other Party at the requesting Party’s expense such financial and other data and information relating to the Business reasonably available and in its possession (in such form as is reasonably available to it) as is reasonably requested by the other Party and necessary in order for such other Party to prepare its financial statements and reports or filings, including Tax Returns, with any Governmental Authority; provided, however, that the provisions of this Section 5.5(b) shall in no way obligate either Party or any of its Subsidiaries to prepare any financial statements or information.

(c) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 5.5 shall be deemed confidential information of, and to remain the property of, the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(d) Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business (the “Books and Records”) in their respective possession or control for a period of six (6) years following the Closing Date or for such longer period as may be required by Law or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto.

(e) Limitation of Liability. No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 5.5 is found to be inaccurate. No Party shall have any liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 5.5(d).

(f) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 5.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement and the Confidentiality Agreement.

(g) Production of Witnesses; Records; Cooperation. In the case of a legal or other Proceeding (including a claim for indemnification) between the Parties or between one Party and a third party or Governmental Authority relating to the Company or the Company Subsidiary, this Agreement (including any matters subject to indemnification hereunder) or the transactions contemplated hereby, or any other Transaction Documents or the transactions contemplated thereby, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former (to the extent practicable), current (to the extent practicable) and future officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent that any such Person (giving consideration to business demands of such officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other Proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses in connection with the foregoing.

(h) Confidential Information. Nothing in this Section 5.5 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 5.5 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information but in no event shall such Party be required to make a payment or other financial accommodation to obtain such consent.

5.6 Employee Benefits.

(a) During the period from the Closing Date until the first anniversary thereof, Purchaser shall cause the Company or the Company Subsidiary or any other Affiliate of Purchaser employing a Company Employee to, provide (i) each Company Employee (while they continue to be employed by Purchaser or any of its Affiliates) base salary, wages, or commission rates (as applicable), and annual incentive compensation opportunities that are at least at the same level as in effect with respect to such Company Employee immediately prior to the Closing, and (ii) a level of employee benefits to each Company Employee that is not less favorable, in the aggregate, to the level of employee benefits provided to such Company Employee immediately prior to the Closing (excluding, for these purposes, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonus).

(b) Purchaser shall cause the Company or the Company Subsidiary or any other Affiliate of Purchaser employing Company Employees to give each Company Employee who continues to be employed by any of them after the Closing service credit for all pre-Closing service to the same extent recognized immediately prior to the Closing (“Pre-Closing Service”) by the Company or the Company Subsidiary for purposes of eligibility, vesting and benefit accruals and levels of benefits, in each case, under any employee benefit plans or programs or service-based policies sponsored, maintained or contributed to by the Company, the Company Subsidiary, Purchaser or an Affiliate of Purchaser and in which such Company Employees participate.

(c) Purchaser shall cause the Company or the Company Subsidiary or any other Affiliate of Purchaser employing a Company Employee to, (i) with respect to any group health plan in which a Company Employee may be eligible to participate after the Closing, waive, or cause the waiver of, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, other than limitations or waiting periods that are already in effect with respect to such Company Employee and that have not been satisfied as of the Closing under the corresponding Company Plan immediately prior to the Closing, and (ii) with respect to any group health plan in which a Company Employee may be eligible to participate after the Closing (a “New Plan”), to provide such Company Employee with credit for any co-payments and deductibles paid during the portion of the plan year under a corresponding provision of the corresponding Company Plan ending on the date on which participation in the New Plan begins in satisfying any applicable coinsurance, deductible or out of pocket requirements under any such New Plan (to the extent Seller, the Company or any of their respective Subsidiaries provides Purchaser reasonably sufficient data to make such calculations).

(d) Nothing contained in this Agreement is intended to require Purchaser or Seller or any of their respective Subsidiaries to establish or maintain any specific Company Plan for any length of time. Nothing contained in this Agreement is intended to create a Company Plan or amend any Company Plan. This Section 5.6 is included for the sole benefit of the Parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, any participant in any Company Plan or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.

5.7 Post-Closing Arrangements. At the Closing, the applicable parties shall execute and deliver a transition services agreement (the “Transition Services Agreement”) substantially in the form attached hereto as Exhibit B, the software license agreement (the “License Agreement”) substantially in the form attached hereto as Exhibit C and the professional services agreement (the “Professional Services Agreement”) substantially in the form attached hereto as Exhibit D.

5.8 Non-Solicitation; No-Hire.

(a) Seller agrees that for a period of three (3) years from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries not to, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), directly or indirectly, for Seller or any of its

Subsidiaries or on behalf of another Person, solicit or hire any employee of the Company or the Company Subsidiary or any former employee of the Company or the Company Subsidiary within the last twelve (12) months (including calling or communicating with such employee for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such employee away from the Company or the Company Subsidiary).

(b) Purchaser agrees that for a period of three (3) years from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries not to, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), directly or indirectly, for Purchaser or any of its Subsidiaries or on behalf of another Person, solicit or hire any employee of the Seller or any of its Subsidiaries (other than the Company and the Company Subsidiary) with whom Purchaser actually communicated or of whom it learned as a result of the transactions contemplated by this Agreement and the other Transaction Documents (including calling or communicating with such employee for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such employee away from the Seller or any of its Subsidiaries (other than the Company and the Company Subsidiary)).

(c) Notwithstanding the foregoing, the restrictions set forth in Section 5.8(a) and Section 5.8(b) shall not apply to (i) any Person whose employment was terminated by the other Party or one of its Subsidiaries or (ii) bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party. Section 5.8(a) and Section 5.8(b) shall not apply to any Person who is solicited by Seller or Purchaser or any of their respective Subsidiaries, as applicable, (A) pursuant to any existing agreement with employee representatives (such as a works council agreement) by which Seller or Purchaser or any such Subsidiary, as applicable, is legally bound or (B) as a result of actions required to be taken by Seller or Purchaser or any of their respective Subsidiaries, as applicable, in order to comply with local employment Laws. Seller and Purchaser acknowledge and agree that the restrictive covenants set forth in Section 5.8(a) and Section 5.8(b) are a material and substantial part of the transactions contemplated hereby. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 5.8(a) and Section 5.8(b) are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable and Section 5.8(a) and Section 5.8(b) shall thereby be amended and modified accordingly without further action by the Parties hereto.

5.9 No-Shop.

(a) Prior to the Closing, Seller shall not, and shall cause its directors, officers, employees, representatives, advisors and other agents and Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or otherwise facilitate any Acquisition Proposal (as defined below) or any inquiry relating thereto, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person (other than Purchaser) any non-public information concerning the Business, the Company, the Company Subsidiary or the properties or assets of the Company or the Company Subsidiary; provided, that the foregoing clause (iii) shall not limit the ability to share non-public information with any Person pursuant to non-disclosure agreements entered into in the ordinary course of business or other than with respect to an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means (A) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the ordinary course of business, stock purchase, recapitalization, share exchange or other business combination involving the Business, the Company, the Company Subsidiary or the properties or Assets of the Company or the Company Subsidiary, (B) any proposal or offer for the issuance by either the Company or the Company Subsidiary of any of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, any equity securities of the Company and/or the Company Subsidiary or consolidated total Assets of the Business, the Company and/or the Company Subsidiary, in each case other than the transactions contemplated by this Agreement; provided, that the term “Acquisition Proposal” shall not include any proposal or offer that relates to Seller or any of its Subsidiaries or other businesses and that does not conflict with this Agreement.

(b) Seller shall, and shall cause its directors, officers, employees, representatives, advisors and other agents and Affiliates to, (i) immediately cease any discussions or negotiations with respect to an Acquisition Proposal that were pending, (ii) immediately notify any party with which such discussions or negotiations were being held of such termination, (iii) immediately request in writing that all Persons to whom nonpublic information concerning the Business (other than any information shared pursuant to non-disclosure agreements entered into in the ordinary course of business consistent with past practice) has been distributed on or prior to the date of this Agreement destroy or return such information to Seller as soon as possible consistent with the terms of their respective non-disclosure agreements with Seller and (iv) refrain from entering into any transaction relating to or arising from any Acquisition Proposal.

(c) From and after the execution of this Agreement, Seller shall, and shall cause its directors, officers, employees, representatives, advisors and other agents and Affiliates to, promptly advise Purchaser in writing of the receipt, directly or indirectly, of any bona fide written Acquisition Proposal. Seller shall promptly advise Purchaser of all subsequent material communications relating to such Acquisition Proposal.

5.10 No Intellectual Property Rights; Trademark Licenses; Source Code.

(a) The Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, in the License Agreement or in the Transition Services Agreement, the Purchaser is not acquiring any right, title or interest in any Intellectual Property Rights (including any rights under any Material Contract) of Seller and its Affiliates. As promptly as possible following the Closing Date, but not later than (a) ninety (90) days thereafter, with respect to any electronic, digital, computerized or online media, and (b) one hundred eighty (180) days thereafter, with respect to any hard copies or physical materials, Purchaser shall remove, delete, redact or cover all Trademarks owned by Seller or any of its Subsidiaries (other than, after Closing, the Company and the Company Subsidiary) other than the Seller Interoperability Marks (as defined in Section 5.10(c)) (the “Seller Trademarks”) from any materials or content in any media owned or used by the Company or the Company Subsidiary (or at Seller’s option, destroy such materials or content), including websites, signs, billboards, promotional or advertising literature, labels, stationery, office forms and packaging materials. Any use of the Seller Trademarks by the Purchaser, the Company or the Company Subsidiary during the transition periods provided above shall be limited to the use made by the Company or the Company Subsidiary in the conduct of the Business as of the Closing Date. If Purchaser substantially complies with the above obligations by the above deadlines, Purchaser will not be in breach of this Section 5.10(a) for any incidental uses of the Seller Trademarks after such deadlines, if Purchaser promptly removes, deletes, redacts or covers any Seller Trademarks from applicable materials promptly after notice from Seller. Subject to the foregoing terms and conditions, Seller (on behalf of itself and its Subsidiaries) hereby grants Purchaser, the Company and the Company Subsidiary, as of the Closing Date, a non-exclusive, non-assignable, non-sublicensable license to use and display the Seller Trademarks, in a manner consistent with past practice and transitional use, for the above time periods. All goodwill resulting from such use shall inure to Seller. Purchaser covenants that all uses of the Seller Trademarks pursuant to this Section 5.10(a) shall be in a high-quality manner that preserves their goodwill, validity and value. If Purchaser breaches the foregoing covenant regarding any Seller Trademark and does not cure such breach within fifteen (15) days after notice from Seller, Seller may terminate the above license for the applicable Seller Trademarks, effective immediately upon notice.

(b) As promptly as possible following the Closing Date, but not later than (a) ninety (90) days thereafter, with respect to any electronic, digital, computerized or online media, and (b) one hundred eighty (180) days thereafter, with respect to any hard copies or physical materials, Seller shall remove, delete, redact or cover all Trademarks owned by the Company and the Company Subsidiary other than the Company Interoperability Marks (as defined in Section 5.10(d)) (the “Company Trademarks”) from any materials or content in any media owned or used by Seller or its Subsidiaries (or at Purchaser’s option, destroy such materials or content), including websites, signs, billboards, promotional or advertising literature, labels, stationery, office forms and packaging materials. If Seller substantially complies with the above obligations by the above deadlines, Seller will not be in breach of this Section 5.10(b) for any incidental uses of the Company Trademarks after such deadlines, if Seller promptly removes, deletes, redacts or covers any Company Trademark from applicable materials promptly after notice from Purchaser. Subject to the foregoing terms and conditions, Purchaser (on behalf of itself, Company and the Company Subsidiary) hereby grants Seller and the Seller Subsidiary, a non-exclusive, non-assignable, non-sublicensable license to use and display the Company Trademarks, in a manner consistent with past practice and transitional use, for the above time periods. All goodwill resulting from such use shall inure to the Company. Seller covenants that all uses of the Company Trademarks pursuant to this Section 5.10(b) shall be in a high-quality manner that preserves their goodwill, validity and value. If Seller breaches the foregoing covenant regarding any Company Trademarks and does not cure such breach within fifteen (15) days after notice from Purchaser, Purchaser may terminate the above license for the applicable Company Trademarks, effective immediately upon notice.

(c) If and only if the Parties (or their designees) support AIM/ICQ Interop (as defined in the Transition Services Agreement) either (i) during the term of the Transition Services Agreement or (ii) during the term of a separate agreement regarding AIM/ICQ Interop to be entered into between Seller and Purchaser prior to the expiration of the Transition Services Agreement (in each case, the “AIM/ICQ Interop Period”), and effective upon the commencement of the AIM/ICQ Interop Period, Seller (on behalf of itself and its Subsidiaries) grants Purchaser, the Company and the Company Subsidiary a non-exclusive, non-assignable, non-sublicensable license to use and display Trademarks owned by Seller and its Subsidiaries as required to support AIM/ICQ Interop, which Trademarks shall be set forth in a mutually-agreed writing by the Parties as soon as commercially practicable (the “Seller Interoperability Trademarks”), for the AIM/ICQ Interop Period. All goodwill resulting from such use shall inure to Seller. Purchaser covenants that all uses of the Seller Interoperability Trademarks pursuant to this Section 5.10(c) shall be in a high-quality manner that preserves their goodwill, validity and value. If Purchaser breaches the foregoing covenant regarding any Seller Interoperability Trademarks and does not cure such breach within fifteen (15) days after notice from Seller, Seller may terminate the above license for the applicable Seller Interoperability Trademarks, effective immediately upon notice.

(d) If and only if the Parties (or their designees) support AIM/ICQ Interop during the AIM/ICQ Interop Period, and effective upon the commencement of the AIM/ICQ Interop Period, Purchaser (on behalf of itself, Company and the Company Subsidiary) grants Seller and the Seller Subsidiary a non-exclusive, non-assignable, non-sublicensable license to use the “ICQ Flower” logo and any other Trademarks owned by Company or the Company Subsidiary as required to support AIM/ICQ Interop, which Trademarks shall be set forth in a mutually-agreed writing by the Parties as soon as commercially practicable (the “Company Interoperability Trademarks”) for the AIM/ICQ Interop Period. All goodwill resulting from such use shall inure to the Company. Seller covenants that all uses of the Company Interoperability Trademarks pursuant to this Section 5.10(d) shall be in a high-quality manner that preserves their goodwill, validity and value. If Seller breaches the foregoing covenant regarding any Company Interoperability Trademarks and does not cure such breach within fifteen (15) days after notice from Purchaser, Purchaser may terminate the above license for the applicable Company Interoperability Trademarks, effective immediately upon notice.

(e) With respect to those Trademarks and domain names contributed to Company by Seller Subsidiary pursuant to that certain Contribution Agreement dated April 22, 2010 and listed in Exhibits A and B to such Contribution Agreement, Seller shall use all reasonable efforts to deliver to Purchaser, at Seller’s cost and expense, documentation evidencing that each such Trademark and domain name is held in the name of Company and, with respect to such Trademarks, that the assignment has been duly delivered to Seller’s local agent to be recorded with the applicable U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world. With respect to such contributed domain names currently being managed by Melbourne IT on behalf of Seller, Seller shall establish an account with Melbourne IT in the name of the Company for the on-going management and maintenance of such domain names. With respect to the contributed domain names currently managed by Seller or any registrar directly, Purchaser agrees to provide Seller with the name of the domain name management company or registrar used by Purchaser for purposes of facilitating the assignment of such domain names in the name of the Company.

(f) Except as otherwise set forth in the Transition Services Agreement or the Professional Services Agreement, Purchaser agrees that it must procure, at its own expense, licenses or other Contracts for all third party software or other third party items listed on Section 5.10(f) of the Disclosure Letter in order to exercise its rights under this Agreement, the License Agreement, the Professional Services Agreement and the Transition Services Agreement. For each of the third party software components listed on Section 5.10(f) Part 1 of the Disclosure Letter and on Section 5.10(f) Part 2 of the Disclosure Letter, (i) as promptly as reasonably possible following the date of this Agreement, but not later than thirty (30) days thereafter, Seller shall assist Purchaser to identify the appropriate version number of, and the appropriate quantity of licenses required from the applicable vendor for each such third party component and (ii) Seller shall, if reasonably necessary, make an initial introduction on behalf of Purchaser to the vendor of such third party components.

(g) Section 5.10(g) of the Disclosure Letter sets forth a list, as of the date hereof, based on Seller’s good faith effort, of source code related to the Products and certain other products of the Company that will be owned by the Company as of the Closing Date (the “ICQ Software”). The Company will be in possession, as of the Closing Date, of all current source code versions of the ICQ Software, and all former source code versions of the ICQ Software to the extent such former versions are available in the Company’s source-code version control system. Seller and Purchaser will cooperate and work together between the date of this Agreement and the Closing Date to add any applicable additional items to Section 5.10(g) of the Disclosure Letter so as to include any back-end source code that will be delivered by the Seller to the Company pursuant to the License Agreement and the Professional Services Agreement. Seller agrees that it will deliver to Purchaser those versions of the source code for the software licensed under the License Agreement as provided for in Exhibit A, Part 2 to the License Agreement and as follows: (i) Seller will exercise commercially reasonable efforts to provide, as soon as reasonably practicable after the Closing Date, any source code that does not require any modifications to be made for the installation and configuration of such software as provided in the Professional Services Agreement, provided the delivery of, and Purchaser’s use of, such source code would not disrupt or delay the performance by Seller of its obligations under the Professional Services Agreement; and (ii) for all other items listed on Exhibit A, Part 2 of the License Agreement, in connection with Seller’s performance of its obligations under the Professional Services Agreement.

5.11 Insurance Matters. Subject to Section 5.16, Purchaser acknowledges that the policies and insurance coverage maintained on behalf of the Company and the Company Subsidiary are part of the corporate insurance program maintained by Seller (the “Seller Corporate Policies”), that Seller will remove the Company and the Company Subsidiary from the Seller Corporate Policies as of the Closing Date, and that such coverage will not be available or transferred to Purchaser or any of its Subsidiaries.

5.12 Tax Matters.

(a) Transfer Taxes.

(i) All transfer, filing, recordation (including the cost of recording the assignment or transfer of Intellectual Property Rights), ad valorem, value added, bulk sales, stamp duties, excise, license or similar fees or Taxes incurred in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents (collectively, “Transfer Taxes”) shall be borne one-half by Purchaser and one-half by Seller. Seller and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

(ii) Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws under and according to which the respective Tax Returns are due to be filed. For Tax Returns required to be prepared by Seller or any Subsidiary pursuant to this Section 5.12(a)(ii), Seller shall collect the proper Transfer Tax from Purchaser and pay the Transfer Taxes shown on such Tax Return. For Tax Returns required to be prepared by Purchaser pursuant to this Section 5.12(a)(ii), the Purchaser shall collect the proper Transfer Tax from Seller and pay the Transfer Taxes shown on such Tax Return. The filing Party shall use its reasonable commercial efforts to provide to the other Party any Tax Returns which it is required to prepare and file at least ten (10) Business Days before such Tax Returns are due to be filed. Such Tax Returns shall be consistent with the allocation of the Purchase Price as determined pursuant to Section 2.7.

(b) Tax Returns. Seller shall prepare and Purchaser shall timely file (or shall cause to be timely filed) all Tax Returns that are required to be filed for the Company and the Company Subsidiary after the Closing Date with respect to taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”). Purchaser shall prepare and file all other Tax Returns that are required to be filed for the Company and the Company Subsidiary after the Closing Date. For Tax Returns relating to Pre-Closing Tax Periods, Seller shall deliver, at least thirty (30) calendar days prior to the due date (including extensions) for filing such Tax Returns, to Purchaser a copy of such Tax Returns for Purchaser’s review and comment, and Seller shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by Applicable Law. For Tax Returns relating to taxable periods beginning before and ending after the Closing Date, Purchaser shall deliver, at least thirty (30) calendar days prior the due date (including extensions) for filing such Tax Returns, to Seller a copy of such Tax Returns for Seller’s review and comment. Seller and Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns and, if the parties are unable to resolve any dispute, shall submit such dispute to the Accounting Referee whose determination shall be binding. Seller shall pay Purchaser the Pre-Closing Portion of any amounts shown to be due on such Tax Returns and all amounts shown to be due on Tax Returns relating solely to Pre-Closing Tax Periods no later than five (5) Business Days prior to the due date of such Tax Returns (including extensions). Purchaser shall not file or cause to be filed without Seller’s consent any amended Tax Return in respect of Taxes for which Seller is liable pursuant to this Agreement.

(c) Examinations and Settlements.

(i) Seller shall be entitled to exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding by a Governmental Authority (or that portion of any inquiry, examination or proceeding by a Governmental Authority) with respect to Taxes for which Seller may be required to indemnify Purchaser and any Israeli withholding Taxes deducted and withheld and paid to the ITA, provided that (A) Purchaser shall be entitled to participate in any such inquiry, examination or proceeding at its cost represented by counsel or representatives of its choosing and (B) Purchaser shall control any inquiry, examination or proceeding if Seller fails to do so. Purchaser shall notify Seller in writing promptly upon learning of any such inquiry, examination or proceeding, provided that failure to so notify shall not relieve Seller of liability hereunder except to the extent Seller is actually prejudiced thereby, and Seller shall inform Purchaser in reasonable detail of each communication or meeting which Purchaser’s representatives do not attend and shall promptly provide copies of each filing and draft filing to Purchaser. Purchaser and its Affiliates shall cooperate with Seller, as Seller may reasonably request, in any such inquiry, examination or proceeding. Neither Purchaser nor any of its Affiliates shall extend, without Seller’s prior written consent, which consent not to be unreasonably withheld, conditioned or delayed, the statute of limitations for any Tax for which Seller may be required to indemnify Purchaser.

(ii) Neither Party (nor any Affiliate of such Party) shall agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may adversely affect the liability for Taxes hereunder (or right to Tax benefit) of Purchaser, the Company or the Company Subsidiary (or their respective Affiliates) after the Closing Date without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Cooperation and Assistance.

(i) The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any Tax audit or other Proceeding, the application for the ITA Withholding Certificate and the refund of any amount withheld or paid to the ITA, to the extent reasonably requested. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 5.12.

(ii) Upon request or upon payment, each Party shall deliver to the tax director of the other Party copies of all receipts for any non-U.S. Tax with respect to which such other Party or any of its Affiliates could reasonably be expected to claim a foreign tax credit for U.S. federal income tax purposes and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.

(iii) The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to taxable periods that do not begin after the Closing Date. Such retention shall be for a period of six (6) years from the date of the Closing. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 5.12.

(e) Refunds. If Purchaser or an Affiliate of Purchaser receives a refund with respect to Taxes Seller is responsible for pursuant to this Agreement (including any Israeli withholding Tax in respect of any portion of the Purchase Price), Purchaser or such Affiliate shall pay, within thirty (30) days following the receipt of such refund, the amount of such refund to Seller. If Seller or an Affiliate of Seller receives a refund with respect to Taxes that Purchaser is responsible for pursuant to this Agreement, Seller or such Affiliate shall pay, within thirty (30) days following the receipt of such refund, the amount of such refund to Purchaser.

(f) ITA Withholding Certificate. As soon as practicable (and in no event later than two (2) weeks) after the execution of this Agreement, Seller shall complete in good faith and submit to the ITA a request for an ITA Withholding Certificate to determine the amount (if any) of Israeli withholding Tax required to be withheld and remitted to the ITA in respect of the sale of the Securities pursuant to this Agreement and shall attempt in good faith to obtain an ITA Withholding Certificate within two (2) months after the execution of this Agreement.

5.13 Mail Handling; Post-Closing Payments. To the extent that Purchaser and/or any of its Subsidiaries receives any mail, packages or post-Closing payments addressed and delivered to Purchaser, the Company or the Company Subsidiary not relating to the Business and relating to the business of Seller and its Subsidiaries, Purchaser shall promptly deliver such mail, packages or post-Closing payments to Seller. To the extent that Seller or its Subsidiaries receives any mail, packages or post-Closing payments addressed and delivered to Seller or its Subsidiaries and relating to the Business, Seller shall promptly deliver such mail, packages or post-Closing payments to Purchaser.

5.14 Resignations. Seller shall use good faith efforts to obtain the resignation of each Manager, director and officer of the Company and the Company Subsidiary, in their capacity as such, as requested by Purchaser prior to the Closing.

5.15 Consents. Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated hereby and by the other Transaction Documents may be required from parties to Contracts to which the Company or any of their Subsidiaries is a party and that such consents and waivers have not been obtained. Purchaser agrees that, notwithstanding anything herein to the contrary, neither Seller, its Subsidiaries nor any other Person shall have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated hereby or by the other Transaction Documents or because of the termination of any Contract as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, cooperate with Purchaser, upon the request of Purchaser, in any reasonable manner in connection with Purchaser obtaining any such consents and waivers; provided that such cooperation shall not include any requirement of Seller, its Subsidiaries or any other Person to expend money or commence, defend or participate in any litigation to any third party.

5.16 Director and Officer Indemnification. From and after the Closing Date, the Company and the Company Subsidiary shall indemnify each present and former director and officer of each of the Company and the Company Subsidiary from any and all claims arising out of or in connection with activities in such capacity to the fullest extent provided under Delaware or Israeli Law, as applicable, and in addition, to the fullest extent provided in their respective charters, by-laws or limited liability company agreement, as applicable, which obligations shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that if any claim or claims are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Notwithstanding the foregoing, (a) Seller shall, at Seller’s expense, provide such directors and officers with an extension of existing D&O insurance coverage for six (6) years following the Closing Date of not less than the existing coverage of such insured directors and officers than the insurance coverage currently provided to such directors and officers and (b) to the extent consistent with such insurance, such insured directors and officers shall claim for coverage under such D&O insurance policy prior to making a claim for indemnification against the Company and/or the Company Subsidiary pursuant to this Section 5.16.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver by both Purchaser and Seller) at or prior to the Closing Date of each of the following conditions:

(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect on the Closing Date which has or would have the effect of prohibiting the transactions contemplated by this Agreement and the other Transaction Documents or making such transactions illegal; and

(b) Regulatory Authorizations. (i) All Consents of any Governmental Authorities listed in Section 6.1(b) of the Disclosure Letter shall have been obtained and shall be in full force and effect, and (ii) if applicable, the waiting period under any applicable Antitrust Regulation shall have expired or been terminated.

6.2 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate and cause the consummation of the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and the other Transaction Documents shall be true and correct in all respects (without reference to any Purchaser Material Adverse Effect or other materiality qualifications contained therein) on the Closing Date as though made on the Closing Date (or if such representations and warranties by their terms speak of an earlier date, in which case they shall be true and correct in all respects as of such earlier date) except for such failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (provided, that the Purchaser’s representations in Section 4.1, Section 4.2(a), Section 4.2(b) with respect to clause (i) and Section 4.6 shall be true and correct in all material respects); and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Covenants of Purchaser. Purchaser shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing; and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c) Closing Documents. Purchaser shall have executed and delivered each of the closing documents described in Section 2.6.

(d) ITA Withholding Certificate. Seller shall have received an ITA Withholding Certificate from the ITA; provided, however, that if Seller has not received such ITA Withholding Certificate by the later of (i) the two month anniversary of the date hereof and (ii) ten (10) Business Days following the date on which the condition set forth in Section 6.1(b) has been satisfied, then Seller shall be deemed to have waived the condition set forth in this clause (d).

6.3 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the other Transaction Documents shall be true and correct in all respects (without reference to any Company Material Adverse Effect or other materiality qualifications contained therein other than in the case of clause (ii) of Section 3.16(a)) on the Closing Date as though made on the Closing Date (or if such representations and warranties by their terms speak of an earlier date, in which case they shall be true and correct in all respects as of such earlier date) except for such failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (provided, that the Seller representations in Section 3.1, Section 3.2(a), Section 3.2(b) with respect to clause (i) and the last sentence of each of Section 3.4(a) and Section 3.4(b) shall be true and correct in all material respects); and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(b) Covenants of Seller. Seller, Seller Subsidiary, the Company and the Company Subsidiary shall have complied in all material respects with all covenants contained in this Agreement to be performed by them prior to the Closing; and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c) No Company Material Adverse Effect. Except as set forth in Section 6.3(c) of the Disclosure Letter, since December 31, 2009, there shall not have occurred and be continuing any Company Material Adverse Effect.

(d) Termination of Guarantee Agreement. The Guarantee Agreement shall have been terminated with respect to the Company and the Company Subsidiary and be of no further force and effect against each of them and the Assets held by the Company and the Company Subsidiary without any further liability or obligation, and evidence of the foregoing reasonably satisfactory to Purchaser shall have been delivered to Purchaser.

(e) Termination of Security Agreement and Security Interests. The Security Agreement shall have been terminated with respect to the Company and the Company Subsidiary and be of no further force and effect against each of them and the Assets held by the Company and the Company Subsidiary without any further liability or obligation (including full release of Liens imposed on Trademarks of the Company and the Company Subsidiary), and evidence of the foregoing reasonably satisfactory to Purchaser shall have been delivered to Purchaser.

(f) Termination of Patent Security Agreement and Security Interests. The Patent Security Agreement shall have been terminated with respect to the Company and the Company Subsidiary and be of no further force and effect against each of them and the Assets held by the Company and the Company Subsidiary without any further liability or obligation (including full release of Liens imposed on Patents of the Company and the Company Subsidiary), and evidence of the foregoing reasonably satisfactory to Purchaser shall have been delivered to Purchaser.

(g) Closing Documents. Seller shall have executed and delivered each of the closing documents set forth in Section 2.5.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Following the Closing and subject to the terms and conditions of this ARTICLE VII, Seller shall indemnify, defend and hold harmless Purchaser and its Subsidiaries (including the Company and the Company Subsidiary) and their officers, directors, employees, successors, assigns, representatives and agents (each, a “Purchaser Indemnified Party”) from and against, and shall reimburse each Purchaser Indemnified Party for, all losses, damages, liabilities, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses, imposed upon or incurred by such Purchaser Indemnified Party (“Purchaser Losses”), arising out of or resulting from:

(i) any failure of any representation or warranty of Seller or any of its Subsidiaries set forth in this Agreement or the other Transaction Documents (or in any certificate delivered in connection therewith) to be true and correct when made;

(ii) any breach of any covenant or agreement of Seller or any of its Subsidiaries (including the Company and the Company Subsidiary prior to the Closing) set forth in this Agreement or the other Transaction Documents; and

(iii) without duplication (A) all Taxes of the Seller and its Affiliates (other than the Company and the Company Subsidiary, which are addressed in clause (B) below) other than Transfer Taxes for which Purchaser is responsible under Section 5.12(a)(i); (B) all Taxes of the Company (including any predecessor), the Company Subsidiary (including any predecessor) or the Business for all Tax periods through the Closing Date and, with respect to any taxable period of the Company or the Company Subsidiary that begins prior to the Closing Date and ends after the Closing Date, for the portion of such period through the end of the day on the Closing Date; (C) any liability for Taxes for Pre-Closing Tax Periods as a result of an express or implied obligation to indemnify or otherwise assume or succeed such liability to another Person other than any such express or implied obligation incurred following the Closing; (D) all Taxes relating to or arising from the conversion of the Company from a corporation to a limited liability company; and (E) all Israeli withholding Taxes in respect of the sale of the Securities pursuant to this Agreement.

(b) Following the Closing and subject to the terms and conditions provided in this ARTICLE VII, Purchaser shall indemnify, defend and hold harmless Seller and its Subsidiaries and their officers, directors, employees, successors, assigns, representatives and agents (each, a “Seller Indemnified Party”) from and against, and shall reimburse each Seller Indemnified Party for, all losses, damages, liabilities, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses, imposed upon or incurred by such Seller Indemnified Party (“Seller Losses”), arising out of or resulting from:

(i) the failure of any representation or warranty of Purchaser set forth in this Agreement or the other Transaction Documents (or in any certificate delivered in connection therewith) to be true and correct when made;

(ii) any breach of any covenant or agreement of Purchaser set forth in this Agreement or the other Transaction Documents; and

(iii) without duplication (A) all Taxes of the Purchaser and its Affiliates (other than the Company and the Company Subsidiary or any successor thereto) other than Transfer Taxes for which Seller is responsible under Section 5.12(a)(i); and (B) all Taxes of the Company (including any successor) or the Company Subsidiary (including any successor) for all Tax periods after the Closing Date and, with respect to any taxable period of the Company or the Company Subsidiary that begins prior to the Closing Date and ends after the Closing Date, for the portion of such period after the Closing Date.

(c) Notwithstanding the foregoing, Purchaser Losses and Seller Losses shall not be recoverable under the terms of this Agreement to the extent it (i) consists of or is based upon consequential (including, but not limited to, lost profits), incidental, punitive, special, indirect or similar damages (unless such damages are actually paid to a third party) or (ii) is addressed through the adjustments in Section 2.3; provided, however, that the foregoing limitation on Purchaser Losses and Seller Losses shall not apply in the case of fraud or willful breach.

(d) For purposes of Section 7.1(a)(iii)(B) and 7.1(b)(iii)(B), whenever it is necessary to determine the amount of any Taxes of the Company or the Company Subsidiary attributable to (i) the portion of a taxable period that begins prior to the Closing Date and ends at the end of the day on the Closing Date (the “Pre-Closing Portion”) or (ii) the portion of a taxable period that begins after the Closing Date (the “Post-Closing Portion”), the amount shall be determined based upon a hypothetical closing of the taxable year at the end of the day on the Closing Date with the Closing Date being included in the Pre-Closing Portion, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis; provided, however, that any Taxes that are not based on income, purchases or receipts shall be determined by reference to the relative number of days in the Pre-Closing Portion or the Post-Closing Portion, as applicable.

7.2 Certain Limitations.

(a) Notwithstanding anything contained in any Transaction Document to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Parties (A) for Purchaser Losses under Section 7.1(a)(i) of this Agreement (other than in respect of the Seller Specified Reps) and for any breach of the Transition Services Agreement or the Professional Services Agreement and for any breach of a covenant contained in this Agreement insofar as it directly relates to the Transition Services Agreement or the Professional Services Agreement (including Section 9.13 hereof) collectively in the aggregate in excess of twenty eight million, one hundred twenty five thousand dollars ($28,125,000) (the “Cap”) or (B) with respect to all Purchaser Losses under Section 7.1(a) and for any breach of the Transition Services Agreement or the Professional Services Agreement (including breaches involving fraud or willful breach) collectively in the aggregate in excess of the Purchase Price (the “Aggregate Cap”); provided, that neither the Cap nor the Aggregate Cap shall apply in the case of fraud or willful breach involving this Agreement.

(b) Notwithstanding anything contained in any Transaction Document to the contrary, Purchaser shall not be obligated to indemnify any Seller Indemnified Parties (A) for Seller Losses under Section 7.1(b)(i) of this Agreement (other than in respect of the Purchaser Specified Reps) and for any breach of the Transition Services Agreement or the Professional Services Agreement and for any breach of a covenant contained in this Agreement insofar as it directly relates to the Transition Services Agreement or the Professional Services Agreement (including Section 9.13 hereof) collectively in the aggregate in excess of the Cap or (B) with respect to all Seller Losses under Section 7.1(b) and for any breach of the Transition Services Agreement or the Professional Services Agreement (including breaches involving fraud or willful breach) collectively in the aggregate in excess of the Aggregate Cap; provided, that neither the Cap nor the Aggregate Cap shall apply in the case of fraud or willful breach involving this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement and subject to Section 7.1(c) and Section 7.2(c) of the Seller Disclosure Letter, Seller shall not be liable for any Purchaser Losses unless and until the aggregate amount of all Purchaser Losses incurred by Purchaser exceeds two million dollars ($2,000,000) (the “Deductible”) and then Seller shall be liable for aggregate amount of all Purchaser Losses (excluding the amount of the Deductible); provided, however, that (i) all Purchaser Losses up to the Deductible shall be calculated and included in the Deductible only to the extent Purchaser Losses resulting from any single claim or aggregate claims arising out of substantially the same facts, events or circumstances exceed the Lower Threshold and (ii) all Purchaser Losses in excess of the Deductible shall be calculated and included as Purchaser Losses for any purpose under this Article VII only to the extent Purchaser Losses resulting from any single claim or aggregate claims arising out of substantially the same facts, events or circumstances exceed the Higher Threshold; provided, further, that, for purposes of determining whether a Purchaser Loss applies to the Lower Threshold or the Higher Threshold, such determination shall be made based on timing of Purchaser Indemnified Party’s discovery of the event underlying such Purchaser Loss; provided, further, that the Deductible, the Lower Threshold and the Higher Threshold shall not apply to indemnification claims for Purchaser Losses under Section 7.1(a)(i) for breach of Seller Specified Reps or under Sections 7.1(a)(ii) or 7.1(a)(iii), or for fraud or willful breach.

(d) The representations and warranties of Seller and Purchaser contained in ARTICLE III (as modified by the Disclosure Letter) and ARTICLE IV, respectively, of this Agreement shall survive the Closing until the twelve (12)-month anniversary of the Closing Date, other than the representations set forth in (i) Section 3.1, Section 3.2(a), Section 3.2(b) with respect to clause (i) only, Section 3.4(a), Section 3.4(b), Section 3.10 and Section 3.11 (collectively, the “Seller Specified Reps”) and Section 4.1, Section 4.2, Section 4.4 and Section 4.6 (collectively, the “Purchaser Specified Reps”) which shall survive until thirty (30) days after the expiration of the applicable statute of limitations with respect to the matters contained therein or, if no such applicable statute of limitations exists, indefinitely. The covenants and agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or, if not so specified, until the expiration of the applicable statute of limitations with respect to the matters contained therein or, if no such applicable statute of limitations exists, indefinitely. Notwithstanding the foregoing, no time limitations shall apply to any claims based on fraud or willful breach.

(e) The obligations to indemnify, defend and hold harmless a Party pursuant to Section 7.1(a) or 7.1(b) shall terminate if the applicable representation, warranty or covenant terminates pursuant to Section 7.2(d); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, to be indemnified (each, an “Indemnified Party”) shall have, before the expiration of the applicable survival period, made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

(f) Notwithstanding anything contained herein or elsewhere to the contrary, all “material,” “materially” or Company Material Adverse Effect qualifiers contained in the representations and warranties (or definitions used in the representations and warranties) set forth in ARTICLE III (other than clause (ii) of Section 3.16(a)) and ARTICLE IV of this Agreement and in the certificates delivered pursuant to Section 6.2(a) or Section 6.3(a) shall be ignored and not given any effect for purposes of the indemnification provisions hereof, including, without limitation, for purposes of determining whether or not a breach of a representation or warranty has occurred, in determining whether the limitations in this Section 7.2 have been satisfied (including the Deductible) and/or in determining the amount of any indemnifiable Purchaser Losses.

(g) Except with respect to intentionally concealed matters, no information or knowledge acquired, or investigations conducted, by Purchaser or its representatives, of the Business, the Company, the Company Subsidiary or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Purchaser or any Purchaser Indemnified Party under this Agreement.

7.3 Notice of Loss; Procedures for Third-Party Claims.

(a) Notice of Loss. An Indemnified Party shall give the indemnifying party hereunder (the “Indemnifying Party”) notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly following such determination, stating in reasonable detail the nature and basis of the claim and the amount thereof, the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent the Indemnifying Party is actually prejudiced thereby.

(b) Third Party Claim Procedures. Promptly after the receipt by any Indemnified Party of a notice of any claim, action, suit or Proceeding by any third party that may be subject to indemnification hereunder, such Indemnified Party shall give written notice of such claim to the Indemnifying Party, stating in reasonable detail the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim, the basis for indemnification sought and the method of computation of the amount to which the Indemnified Party claims to be entitled hereunder. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim and reasonably cooperate with the Indemnifying Party in evaluating and defending such claims. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third party claim if (i) it gives notice of its intention to do so to the Indemnified Party prior to the substantial completion of discovery relating to such third party claim and (ii) the Indemnifying Party acknowledges its indemnity obligation hereunder in respect of such Losses relating thereto, subject to the terms hereof. So long as the Indemnifying Party has assumed the defense of the third party claim in accordance herewith and notified the Indemnified Party in writing thereof, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (B) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed) and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim (other than a judgment or settlement that is solely for money damages payable by the Indemnifying Party and is accompanied by a release of all claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed). Whether or not the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The parties will use commercially reasonable efforts to minimize Losses from third party claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

7.4 Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations under Section 5.12 or this ARTICLE VII shall be treated as an adjustment to the purchase price. Any indemnity payment under this Agreement shall be (i) decreased by any (A) amounts actually recovered from third parties or amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Loss or (B) tax benefits actually realized by the Indemnified Party in respect of such Loss to the extent such benefits reduce the Tax liability of the Indemnified Party for the tax year in which the payment is received or in any of the two (2) succeeding tax years, and (ii) increased by the cost incurred by the Indemnified Party in pursuing such contribution or indemnification from third parties and available insurance claims (including increased insurance premiums).

7.5 Remedies Exclusive. Following the Closing, the remedies set forth in this ARTICLE VII shall constitute the sole and exclusive remedy and shall be in lieu of any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common law (including Environmental Law), other than claims arising out of fraud and willful breach or for specific performance, with respect to any Losses or remedy of any kind or nature incurred directly or indirectly resulting from or arising out of the Transaction Documents, the transactions contemplated thereby, the Securities or the Business. Seller and Purchaser each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 7.5.

7.6 Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which either such Party is obligated to indemnify Indemnified Parties hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE VIII

TERMINATION

8.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual consent of the Parties;

(b) after the Outer Date, by any Party by notice to the other Party if the Closing shall not have been consummated on or prior to the Outer Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure or whose Affiliate’s action or failure to perform any of its obligations under this Agreement, or failure to act in good faith, has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that neither Purchaser nor Seller shall have the right to terminate this Agreement pursuant to this Section 8.1(b) in the event the other party has initiated Proceedings to specifically enforce this Agreement while such Proceedings are still pending;

(c) by any Party prior to the Closing by notice to the other Party, if a final, non-appealable Order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement has been issued after the date hereof by any federal or state court in the United States having jurisdiction (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with Section 5.3 hereunder to prevent the entry of and to remove or avoid the imposition of such Order;

(d) by Seller prior to the Closing, upon written notice to Purchaser, if (i) Purchaser shall have materially breached any of the covenants or agreements contained in this Agreement to be complied with by Purchaser unless, to the extent such breach is capable of being cured, Purchaser shall have cured such breach within fifteen (15) days of receiving notice from Seller of such breach or (ii) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and such breach is incapable of being cured by the Outer Date; or

(e) by Purchaser prior to the Closing, upon written notice to Seller, if (i) Seller shall have materially breached any of the covenants or agreements contained in this Agreement to be complied with by Seller, Seller Subsidiary, the Company or the Company Subsidiary unless, to the extent such breach is capable of being cured, Seller shall have cured such breach within fifteen (15) days of receiving notice from Purchaser of such breach or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and such breach is incapable of being cured by the Outer Date.

8.2 Effect of Termination. In the event of any termination of the Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Purchaser or Seller, except that the obligations of Purchaser and Seller under Sections 5.2(b) and 5.4, this Section 8.2 and ARTICLE IX of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the provisions of this Section 8.2 shall not relieve either party of any liability for fraud or willful breach of this Agreement occurring prior to such termination.

ARTICLE IX

MISCELLANEOUS AGREEMENTS OF THE PARTIES

9.1 Notices. Subject to Section 9.10, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or five (5) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, or to such other address as any such Party shall designate by written notice to the other Party.

(a) If to Purchaser:	Digital Sky Technologies Limited
123317 Moscow, Presnenskaya naberezhanaya
10, Block C, 57th Floor Russia
	Attention:	Verdi Israelian
	Email:	verdi@dstadvisors.ru
	Fax:	+7 (493) 363-1364

with a copy to:	Goodwin Procter LLP
(which shall not	901 New York Avenue, NW
constitute notice)	Washington, DC 20001
	Attention:	James A. Hutchinson, Esq. and
Seung W. Baik, Esq.
	Email:	jhutchinson@goodwinprocter.com and sbaik@goodwinprocter.com
	Fax:	(202) 346-4444

(b) If to Seller:	AOL Inc.
770 Broadway Avenue
New York, NY 10003
	Attention:	General Counsel
	Fax:	(703) 265-3922

with a copy to:	Simpson Thacher & Bartlett LLP
(which shall not	2550 Hanover Street
constitute notice)	Palo Alto, CA 94304
	Attention:	Peter Malloy, Esq.
	Email:	pmalloy@stblaw.com
	Fax:	(650) 251-5002

9.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement.

9.4 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, Seller and Purchaser shall each pay their respective expenses (including, without limitation, legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, that, for the avoidance of doubt, Seller shall pay all such expenses of the Company and the Company Subsidiary incurred on or prior to the Closing (excluding any expenses incurred by the Company and the Company Subsidiary after giving effect to the Closing).

9.5 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however, Purchaser may assign any or all of its rights and obligations under this Agreement to any Subsidiary of Purchaser that is directly or indirectly wholly-owned by Purchaser or of whose equity only a de minimis amount of is not directly or indirectly owned by Purchaser (provided that no such assignment shall release Purchaser from any obligation or liability under this Agreement). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

9.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence or otherwise herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.7 Specific Performance. Subject to Section 7.5, the Parties agree that immediate and irreparable damage, for which money damages would not be an adequate remedy, would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions (without posting a bond or other undertaking) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding Section 7.5, in the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.8 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third party beneficiary hereto other than the provisions of Section 5.16 and ARTICLE VII hereof with respect to indemnification under which the indemnitees thereunder shall be third party beneficiaries.

9.9 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York.

9.10 Consent to Jurisdiction; Waiver of Jury Trial. Each party irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the Borough of Manhattan, City of New York in the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Purchaser hereby irrevocably designates CT Corporation as its for the acceptance of service of process in order to confer jurisdiction over it upon any state or Federal court located within the Borough of Manhattan, City of New York in the State of New York (the “Chosen Courts”) and Purchaser will take all necessary actions to maintain the effectiveness of this appointment. Each of the Parties, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Chosen Court that any such action, suit or proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Nothing in this Section 9.10 shall limit the jurisdictions in which a judgment of the Chosen Courts may be enforced. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

9.11 Disclosure Letter. Seller may, at its option, include in the Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any section or subsection of the Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection of the Disclosure Letter to the extent such disclosure is specifically cross-referenced or is otherwise reasonably apparent as being applicable from the face of the disclosure itself. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Disclosure Letter with respect to any matter hereafter arising. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 6.3 or for purposes of indemnification obligations of Seller under Section 7.1(a). The disclosure of any matter of item in any section of the Disclosure Letter shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.

9.12 Entire Agreement. The Transaction Documents, Confidentiality Agreement, the Disclosure Letter and the exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein.

9.13 Further Assurances Regarding Transaction Documents. Prior to Closing, at the reasonable request of, and in consultation with, the other Party, each Party shall take such reasonable actions as shall be necessary to facilitate its performance under the other Transaction Documents, including (a) Purchaser designating the Back-End Site and the Purchaser Representatives, and beginning to procure certain Hardware and Software and (b) Seller beginning the training of such Purchaser Representatives (as such terms are defined in the Professional Services Agreement).

9.14 Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be duly executed as of the date first above written.

AOL INC.

By:	/s/ Arthur Minson
	Name:	Arthur Minson
	Title:	EVP and CFO

DIGITAL SKY TECHNOLOGIES LIMITED

By:	/s/ Michael Gray
	Name:	Michael Gray
	Title:	Director

[Signature Page to Securities Purchase Agreement]